UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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LINCOLNWAY ENERGY, LLC
(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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January 21, 2021

Dear Member:

You are cordially invited to the 2021 Annual Meeting of the Members of Lincolnway Energy, LLC (the “Company”) which will be held on Tuesday, March 2, 2021 commencing at 6:30 p.m. (the “2021 Annual Meeting”) at the Radisson Hotel Ames Conference Center at ISU, 2609 University Blvd., Ames, Iowa.  Due to the continuing public health impact of the coronavirus (COVID-19) pandemic, recommendations from federal and Iowa authorities and to support the health and well-being of our members, the 2021 Annual Meeting will also be offered in a virtual meeting format for those that feel more comfortable attending virtually.  If you want to attend the meeting virtually, please go to  www.lincolnwayenergy.com, click on the “Investor Relations” tab and then “Annual Meeting 2021” which is where we will post instructions on how to register for and/or access the virtual meeting.  We will continue to monitor the ongoing COVID-19 pandemic and recommendations and orders from federal and Iowa authorities and may determine that it is in the best interest of our members to convert the 2021 Annual Meeting to a virtual only format. If any such change is made, we will issue a press release announcing the change in advance and file such announcement as additional proxy materials in accordance with SEC guidance.  We will also post any such announcement on our website, www.lincolnwayenergy.com on the “Investor Relations” tab under the “Annual Meeting 2021” section.

A Notice of Internet Availability of Proxy Materials (which includes information about the proxy card, proxy statement, notice of annual meeting and our 2020 annual report (the “Proxy Materials”)) was mailed to our members on or about January 21, 2021, and the Proxy Materials have been posted on our website at www.linconwayenergy.com.  We urge all members to access the Proxy Materials, print the proxy card, fill it out and send it to us to count your votes for the 2021 Annual Meeting.  We will also mail proxy cards to all members on or about January 31, 2021.

Details of the business to be conducted at our 2021 Annual Meeting are provided in the attached Notice of Annual Meeting of Members and Proxy Statement.

YOUR VOTE IS VERY IMPORTANT and it is important that your units be represented and voted at the meeting.  The directors therefore urge you to carefully review all of the Proxy Materials, and then complete, sign and date the proxy card and promptly return it in the reply envelope.  You can also print the proxy card off from our website (www.lincolnwayenergy.com) and return it to the Company.  In either case, your proxy card must be received at the Company’s principal office at 59511 W. Lincoln Highway, Nevada, Iowa 50201, before 3:00 p.m. on March 2, 2021 in order to be valid.  This will also help ensure a quorum at the meeting and will save the Company the expense and extra work of additional solicitations.  If you return your proxy card before the meeting and decide that you want to change your vote, you may revoke your proxy at any time prior to 3:00 p.m. on March 2, 2021 by delivering a written revocation and/or a new proxy card to the Company’s principal office.  You may also revoke your proxy by coming to the 2021 Annual Meeting and delivering a written revocation to any director at any time before the voting results are announced at the meeting.

On behalf of the directors, I would like to thank you for your continued interest in the affairs of Lincolnway Energy, LLC, and we look forward to seeing you (virtually or in person) at our 2021 Annual Meeting.

Sincerely,

Seth Harder,
President

LINCOLNWAY ENERGY, LLC

NOTICE OF ANNUAL MEETING OF MEMBERS
to be held on March 2, 2021

NOTICE IS HEREBY GIVEN that 2021 Annual Meeting of the Members of Lincolnway Energy, LLC (the “Company”) which will be held on Tuesday, March 2, 2021 commencing at 6:30 p.m. (the “2021 Annual Meeting”) at the Radisson Hotel Ames Conference Center at ISU, 2609 University Blvd., Ames, Iowa.  Due to the continuing public health impact of the coronavirus (COVID-19) pandemic, recommendations from federal and Iowa authorities and to support the health and well-being of our members, the 2021 Annual Meeting will also be offered in a virtual meeting format for those that feel more comfortable attending virtually.  If you want to attend the meeting virtually, please go to  www.lincolnwayenergy.com, click on the “Investor Relations” tab and then “Annual Meeting 2021” which is where we will post instructions on how to register for and/or access the virtual meeting.  We will continue to monitor the ongoing COVID-19 pandemic and recommendations and orders from federal and Iowa authorities and may determine that it is in the best interest of our members to convert the 2021 Annual Meeting to a virtual only format. If any such change is made, we will issue a press release announcing the change in advance and file such announcement as additional proxy materials in accordance with SEC guidance.  We will also post any such announcement on our website, www.lincolnwayenergy.com on the “Investor Relations” tab under the “Annual Meeting 2021” section.   The purposes of the 2021 Annual Meeting are to:

(1)	Conduct an advisory vote on executive compensation;

(2)	Ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021; and

(3)	Transact such other business as may properly come before the meeting and any adjournment thereof.

The foregoing items are more fully described in the accompanying Proxy Statement.  Only members of record on January 21, 2021 are entitled to notice of, and to vote at, the 2021 Annual Meeting or any adjournment or postponement of the meeting.  Each unit is entitled to one vote on all matters presented at the 2021 Annual Meeting.

Your vote is very important and our directors desire that all members be present or represented at the 2021 Annual Meeting.  Please sign, date and return the proxy card located on our website at www.lincolnwayenergy.com, or included in the printed proxy materials mailed to you if you requested printed materials, at your earliest convenience so that your units may be voted.  In either case, your proxy card must be received at the Company’s principal office at 59511 W. Lincoln Highway, Nevada, Iowa 50201, before 3:00 p.m. on March 2, 2021 in order to be valid.  This will also help ensure a quorum at the meeting and will save the Company the expense and extra work of additional solicitations.  If you return your proxy card before the meeting and decide that you want to change your vote, you may revoke your proxy at any time prior to 3:00 p.m. on March 2, 2021 by delivering a written revocation and/or a new proxy card to the Company’s principal office.  You may also revoke your proxy by coming to the 2021 Annual Meeting and delivering a written revocation to any director at any time before the voting results are announced at the meeting.

By Order of the Directors,

William Couser,
Secretary
Nevada, Iowa
January 21, 2021

LINCOLNWAY ENERGY, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF MEMBERS
TO BE HELD ON MARCH 2, 2021

This Proxy Statement is being provided by Lincolnway Energy, LLC (the “Company,” “we,” or “us”) in connection with the solicitation of proxies for the 2021 Annual Meeting of the Members which will be held on Tuesday, March 2, 2021 commencing at 6:30 p.m. (the “2021 Annual Meeting”) at the Radisson Hotel Ames Conference Center at ISU, 2609 University Blvd., Ames, Iowa.  Due to the continuing public health impact of the coronavirus (COVID-19) pandemic, recommendations from federal and Iowa authorities and to support the health and well-being of our members, the 2021 Annual Meeting will also be offered in a virtual meeting format for those that feel more comfortable attending virtually.  If you want to attend the meeting virtually, please go to  www.lincolnwayenergy.com, click on the “Investor Relations” tab and then “Annual Meeting 2021” which is where we will post instructions on how to register for and/or access the virtual meeting.  A copy of our annual report to members on Form 10-K for the fiscal year ended September 30, 2020 (“Fiscal Year 2020”), which includes our financial statements for Fiscal Year 2020 (the “Annual Report”), has been made available to our members along with this Proxy Statement.  Beginning on or about January 21, 2021, we made this Proxy Statement available to our members.

We will continue to monitor the ongoing COVID-19 pandemic and recommendations and orders from federal and Iowa authorities and may determine that it is in the best interest of our members to convert the 2021 Annual Meeting to a virtual only format.  If any such change is made, we will issue a press release announcing the change in advance and file such announcement as additional proxy materials in accordance with SEC guidance.  We will also post any such announcement on our website, www.lincolnwayenergy.com on the “Investor Relations” tab under the “Annual Meeting 2021” section.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE MEMBERS’ MEETING TO BE HELD ON MARCH 2, 2021

Our Proxy Statement and Annual Report are also available online at
www.lincolnwayenergy.com

Under the U.S. Securities and Exchange Commission’s “notice and access” rules, we have elected to use the Internet as our primary means of furnishing proxy materials to our members.  Consequently, most members will not receive paper copies of our proxy materials.  We instead sent our members a Notice of Internet Availability of Proxy Materials (“Internet Availability Notice”) containing instructions on how to access this Proxy Statement and our Annual Report via the Internet.  The Internet Availability Notice also included instructions on how to receive a paper copy of your proxy materials, if you so choose.  If you received your annual meeting materials by mail, your proxy materials, including your proxy card, were enclosed.  We believe that this process expedites members’ receipt of proxy materials, lowers the costs of our 2021 Annual Meeting and helps to conserve natural resources.

This Proxy Statement, the Notice of the 2021 Annual Meeting, proxy card and our Annual Report may be requested by calling or e-mailing Kay Gammon at (515) 232-1010 or kgammon@lincolnwayenergy.com or accessing www.lincolnwayenergy.com and clicking on the “Investor” tab.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the Proxy Statement, proxy card and Annual Report?

A:
The Proxy Statement, proxy card and Annual Report are being provided to our members pursuant to the requirements of the proxy rules of the U.S. Securities and Exchange Commission (the “SEC”) and of our Fourth Amended and Restated Operating Agreement dated April 1, 2020 (the “Operating Agreement”).  In particular, the materials are provided to solicit your vote on the two proposals to be voted upon by the members at the 2021 Annual Meeting and to invite you to attend the 2021 Annual Meeting.

Q:	Who is providing the Proxy Statement, proxy card and Annual Report and soliciting proxies?

A.
The proxy materials are being provided to you by the Company and proxies will be solicited on behalf of the Company by our directors, officers and employees.  The original solicitation of proxies by mail may be supplemented by solicitations by our directors, officers and employees by telephone, electronic or other means to request members return their proxy card or to attend the 2021 Annual Meeting.  The Company has not employed any third party to solicit proxies for the 2021 Annual Meeting.

Q:	Who is paying the costs of the solicitation?

A:
The Company will bear the expense of this solicitation of proxies, including the preparation, assembly, printing and mailing of the Internet Availability Notice, this Proxy Statement, the proxy and any additional solicitation material that the Company may provide to members.  No compensation will be paid to our directors, officers or employees for any solicitations.

Copies of the proxy materials and any other solicitation materials will be provided to brokerage firms, banks, fiduciaries, trustees, custodians or other nominees holding units in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners.  We will reimburse such brokerage firms, banks, fiduciaries, trustees, custodians or other nominees for the reasonable out-of-pocket expenses incurred by them in connection with forwarding the proxy materials and any other solicitation materials.

Q:	Who is entitled to notice of and to vote at the 2021 Annual Meeting?

A:
In accordance with Section 6.5 of our Operating Agreement, the record date for members entitled to notice of, and to vote at, the 2021 Annual Meeting is the close of  business on January 21, 2021 (the “Record Date”) which is the date on which we gave notice of the 2021 Annual Meeting.  Only members of record on January 21, 2021 are entitled to notice of, and to vote at, the 2021 Annual Meeting.

Q:	What proposals will the members vote on at the 2021 Annual Meeting?

A:	The following two proposals will be voted on by the members:

Proposal 1:
Conduct an advisory vote on the compensation of our executive officers.  This proposal is discussed further in the section of this Proxy Statement entitled “Proposal 1 – Advisory Vote to Approve Executive Compensation.”

Proposal 2:
The ratification of RSM US LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021.  This proposal is discussed further in the section of this Proxy Statement entitled "Proposal 2 - Ratification of Independent Registered Public Accounting Firm."

No member proposals will be able to be made or acted upon at the 2021 Annual Meeting, and no member action will otherwise be able to be taken at the 2021 Annual Meeting, other than voting on the above three proposals.

Q:	How many votes does each member have?

A:	Members are entitled to one vote for each unit that they hold on each of the matters presented at the 2021 Annual Meeting.

Q:	How many units are outstanding?

A:
The Company has three classes of units and as of the Record Date we had an aggregate of 105,122 units outstanding and entitled to vote at the 2021 Annual Meeting consisting of 42,049 Common Units, 56,086 Class A Units and 6,987 Class B Units outstanding.

Q:	What constitutes a quorum for the 2021 Annual Meeting?

A:
Pursuant to Section 6.7 of our Operating Agreement, members holding at least 25% of the outstanding units (which shall include members holding at least 25% of the outstanding Common Units and Class B Units, in the aggregate and, with respect to any matter upon which the Class A Units are entitled to vote, shall include Members holding at least 25% of the outstanding Class A Units) will constitute a quorum of the members for the 2021 Annual Meeting.  Since we had 42,049 Common Units, 6,987 Class B Units and 56,086 Class A Units outstanding and entitled to vote as of the Record Date, an aggregate of at least 12,259 Common Units and Class B Units in addition to at least 14,022 Class A Units need to be represented at the 2021 Annual Meeting in order for there to be a quorum.

Q:	What is the voting requirement for each of the proposals?

A:	If a quorum is represented at the 2021 Annual Meeting, the voting requirements for the two proposals are as follows:

•	Approval of “Proposal 1 – Advisory Vote to Approve Executive Compensation” requires the affirmative vote of a majority of the units represented in person or by proxy at the 2021 Annual Meeting.

•
Approval of “Proposal 2 – Ratification of Independent Registered Public Accounting Firm” requires the affirmative vote of a majority of the units represented in person or by proxy at the 2021 Annual Meeting.

Q:	What is the effect of an abstention or votes withheld?

A:
In accordance with Section 6.6 of our Operating Agreement, abstentions or proxies or ballots marked to “withhold authority” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted as votes cast for or against the proposals to be voted upon at the 2021 Annual Meeting.

Q:	What are the voting recommendations of our directors on each of the three proposals?

A:	Our directors recommend that our members vote as follows:

•	FOR the approval, on an advisory basis, of the compensation of our executive officers as discussed under the section entitled “Proposal 1 – Advisory Vote to Approve Executive Compensation.”

•
FOR the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021 as discussed under the section entitled “Proposal 2 - Ratification of Independent Registered Public Accounting Firm.”

Q:	Is there a deadline for delivery of my proxy card?

A:
Yes there is a delivery deadline.  In order to be valid and count as units represented at the 2021 Annual Meeting, a proxy card must be received at the Company’s principal office at 59511 W. Lincoln Highway, Nevada, Iowa 50201 before 3:00 p.m. on March 2, 2021.

Q:	How must a member complete the proxy card in order for it to be valid?

A:
A proxy card must be signed and dated, and properly completed, in order to be valid.  If a proxy card is signed, dated, properly completed and timely returned, the units it represents will be voted at the 2021 Annual Meeting in accordance with the specifications provided in the proxy card or if you did not provide any specifications or instructions, as set forth below under the following question: “How will the proxies designated on the proxy card vote a member’s units with respect to each proposal?”

Q:	Can a member revoke a proxy?

A:
A member who returns a proxy card to the Company before the 2021 Annual Meeting but wants to change the member's vote, can do so at any time by either (i) delivering a written revocation and/or completing and delivering a new proxy card to the Company’s principal office at 59511 W. Lincoln Highway, Nevada, Iowa 50201 any time before 3:00 p.m. on March 2, 2021, or (ii) attending the 2021 Annual Meeting and delivering a written revocation to any director at any time before the voting results are announced at the meeting.

If your units are held in the name of your brokerage firm, bank, fiduciary, trustee, custodian or other nominee, you are considered the beneficial owner of units held in your name.  If you are the beneficial owner of your units and not the holder of record, you will need to contact your brokerage firm, bank, fiduciary, trustee, custodian or other nominee to revoke any prior voting instructions or bring with you a legal proxy from your brokerage firm, bank, fiduciary, trustee, custodian or other nominee authorizing you to vote the units.

Q:	Will a vote be taken at the 2021 Annual Meeting?

A:
Members will be permitted to deliver their proxy cards to the Company’s principal office at 59511 W. Lincoln Highway, Nevada, Iowa 50201 any time before 3:00 p.m. on March 2, 2021.  We do not, however, contemplate calling for a vote on any of the proposals at the 2021 Annual Meeting, and we will instead tabulate the results of the voting by proxy and announce the results near the conclusion of the 2021 Annual Meeting.

Q:	How will the proxies designated on the proxy card vote a member’s units with respect to each proposal?

A:
Your units will be voted in accordance with the instructions you indicate when you submit your proxy card.  If you submit a proxy card, but do not indicate your voting instructions, your units will be voted as follows:

•	FOR the approval, on an advisory basis, of the compensation of our executive officers as discussed under the section entitled “Proposal 1 – Advisory Vote to Approve Executive Compensation.”

•
FOR the proposal regarding the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021 as discussed under the section entitled “Proposal 2 - Ratification of Independent Registered Public Accounting Firm.”

As to any other business that may properly come before the 2021 Annual Meeting or any adjournment or postponement thereof, your units will be voted at the discretion of the proxies in a manner that they consider to be in the best interest of the Company and its members.

Q:	When will the voting results be announced?

A:
We will announce the preliminary voting results at the conclusion of the 2021 Annual Meeting.  The final voting results will be tallied and published in a Current Report on Form 8-K to be filed with the SEC within four business days following the 2021 Annual Meeting.

Q:	How can a member make a proposal for next year's annual meeting?

A:	This question is answered below in the section entitled “Member Proposals for the 2022 Annual Meeting of Members.”

Q:	How can a member nominate director candidates for next year's annual meeting?

A:	This question is answered below in the section entitled “Directors and Corporation Governance – Director Nomination Process.”

SUMMARY OF FISCAL YEAR 2020 STRATEGIC TRANSACTIONS

During Fiscal Year 2020, the Company consummated several strategic transactions which are summarized below and included a transaction which resulted in a change of control of the Company.  Each of these transactions were strategically designed to inject capital into the Company and strengthen its balance sheet as well as provide the Company with a new operational management and governance structure.

•
Effective January 15, 2020 the Company entered into a Management Services Agreement (the “Management Agreement”) with Husker Ag, LLC (“Husker Ag”) for management services pertaining to the Company’s ethanol facility.  Pursuant to the terms of the Management Agreement, Husker Ag provided the Company with individuals to serve as General Manager, Environmental and Safety Manager and Commodity Risk Manager who performed the respective management services for each such position.  Mr. Harder was appointed as our General Manager, President and Chief Executive Officer in connection with our execution of the Management Agreement.

•
On March 31, 2020, the Company sold 42,049 new Class A Units to HALE, LLC (“HALE”), an affiliate of Husker Ag, for an aggregate price of $5,000,000, or $118.91 per Class A Unit pursuant to the terms of a Preferred Membership Unit Purchase Agreement (the “MUPA”) with HALE.  HALE obtained control of the Company upon consummation of this transaction on March 31, 2020.

•
On May 28, 2020, the Company closed a private offering of new Class B Units (the “Class B Offering”) to the Company’s existing members who were “accredited investors” as defined under U.S. securities laws.  In connection with this Class B Offering, the Company sold 6,822 new Class B Units for an aggregate price of $811,204, or $118.91 per unit, on May 28, 2020.

•	Also effective on May 28, 2020 and pursuant to the terms of the MUPA, the Company sold an additional 14,037 Class A Units to HALE for $1,669,176, or $118.91 per unit.
•
The Company amended and restated its operating agreement to create the new Class A Units and Class B Units, re-title the pre-existing units as “Common Units” and provide the Class A Units and Class B Units with certain rights and preferences as set forth in our Operating Agreement as well as to effect the restructuring of the Board of Directors (the “Board”) and make certain other modifications.

•
The Company restructured its Board to provide for four (4) directors to be appointed by HALE, the sole holder of Class A Units, and three (3) directors to be elected by the holders of Common Units and Class B Units voting together as a single class (the “Elected Directors”).  Under the terms of the Operating Agreement, the Elected Directors will generally be arranged into three classes with one director in each class and each elected for staggered three-year terms with the current Elected Directors classified as follows:

-	Jeff Taylor to serve a two-year term expiring at the 2022 annual meeting of members and then eligible for election to a three-year term expiring at the 2025 annual meeting of members.
-	Bill Couser to serve a two-year term expiring at the 2022 annual meeting of members and then eligible for election to a two-year term expiring at the 2024 annual meeting of members.
-	Rick Vaughan to serve a three-year term expiring at the 2023 annual meeting of members and then eligible for election to a three-year term expiring at the 2026 annual meeting of members.
-	No Elected Directors to be elected at the 2021 Annual Meeting.
•
The Company entered into an Amended and Restated Management Services Agreement with HALE effective April 1, 2020 (the “Restated Management Agreement”) which replaced and superseded the Management Agreement with Husker Ag.  Pursuant to the terms of the Restated Management Agreement, HALE will continue to provide the Company with individuals to serve as General Manager, Environmental and Safety Manager and Commodity Risk Manager who will perform the respective management services for each such position.  Under the Restated Management Agreement, Mr. Harder continues to serve as our General Manager, President and Chief Executive Officer.

Additional details regarding these strategic transactions, including, the Board restructuring, the HALE investment and the specific amendments made to the Operating Agreement were disclosed in the Company’s Proxy Statement filed with the SEC on February 28, 2020 and the Company’s Current Reports on Form 8-K filed with the SEC on April 3, 2020 and June 3, 2020.

DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors Structure

The Company is currently governed by seven (7) directors. The holders of Common Units and Class B Units, voting collectively as a class, are entitled to elect three (3) Directors (the “Elected Directors”).  Except as set forth below with respect to the terms of our current Elected Directors, pursuant to the terms of the Operating Agreement, Elected Directors will generally be arranged into three classes with one director in each class and each elected for staggered three-year terms.  The current Elected Directors are Jeff Taylor, Bill Couser, and Rick Vaughan each of whom was serving as a director of the Company as of the date of the adoption of the Operating Agreement and each who will serve terms as set forth below in accordance with the terms of the Operating Agreement:

•	Jeff Taylor will continue serving as an Elected Director until the 2022 annual meeting of the members, at which time he will be eligible for election to a three-year term expiring in 2025.
•
Bill Couser will continue serving as an Elected Director until the 2022 annual meeting of the members, at which time he will be eligible for election to a two-year term expiring in 2024, with three-year terms available thereafter.

•	Rick Vaughan will continue serving as an Elected Director until the 2023 annual meeting of the members, at which time he will be eligible for election to a three-year term expiring in 2026.

The adoption of our current Operating Agreement setting forth the terms above occurred in connection with the restructuring of our Board and the acquisition of control of the Company by HALE.  In order to provide stability and consistency within the Elected Directors following the change of control transaction, the specified terms of the initial three Elected Directors do not provide for any term that expires as of the 2021 Annual Meeting. As a result, this Proxy Statement does not include any proposal relating to the election of an Elected Director.  Additional information regarding the Elected Directors is set forth below under the section entitled “Elected Directors.”

Our Operating Agreement also provides that the holders of Class A Units, by majority vote of the holders of the Class A Units, are entitled to appoint four Directors (the “Class A Directors”) from time to time, as determined in the discretion of the holders of the Class A Units.  The Class A Directors serve until they resign, or the Class A Member removes them.   Currently, HALE is the only holder of Class A Units and is therefore the sole “Class A Member.”  As the sole Class A Member, HALE has the right to designate the four Class A Directors.   Additional information regarding the Class A Directors is set forth below under the section entitled “Class A Directors.”

Director Independence

The Company has determined that each of our Elected Directors meet the standards of independence applicable to companies listed on the NASDAQ Capital Market (though our units are not listed on any exchange or quotation system), including that each Elected Director is free of any relationship that would interfere with his individual exercise of independent judgment.

The Class A Directors do not meet the “independent director” standards applicable to companies listed on the NASDAQ Capital Market (though our units are not listed on any exchange or quotation system) and therefore constitute “Interested Directors.”

Director Qualifications

In making its recommendations for Elected Director nominees, the Nominating Committee takes into consideration the diversity considerations and other criteria discussed above in the section entitled “Directors and Corporate Governance – Nominating Committee” when selecting and evaluating director candidates.  In particular, the Nominating Committee believes that a director should:

☐	be an individual of the highest character and integrity;

☐	be free of any conflict of interest that would violate any applicable laws, rules, or regulations or interfere with the proper performance of the responsibilities of a director;

☐	be willing and able to devote sufficient time to the affairs of the Company; and

☐	have the capacity and desire to represent the balanced, best interests of the Company’s members as a whole.

We believe that each of our Elected Directors as well as the Class A Directors bring these qualifications to the Company.  In addition to the foregoing general criteria, as previously discussed, the Nominating Committee considers specific criteria relating to the skills, experience, particular areas of expertise, specific backgrounds and other characteristics of the Elected Director nominees that may enhance the effectiveness of our directors and their committees.

We believe our continuing Elected Directors and the Class A Directors represent a diverse complement of specific business skills, experience and perspectives including: financial and accounting expertise, historic experience with the Company, industry experience, business expertise and experience and senior leadership skills and experience.  Listed below are key skills and experience that we consider important for our directors in light of our current business and structure.

•
Knowledge of the Company.  The Nominating Committee and our directors recognize that our current Elected Directors have gained substantial experience, background and institutional knowledge regarding the Company’s operations and the ethanol industry in general through their long-term service as directors of the Company.  Each of our current Elected Directors have served as directors since the Company was organized in May 2004.

•
Industry Experience.  Since its organization in May 2004, the Company, along with the ethanol industry in general and the economy as a whole, has experienced a wide range of political, economic and market circumstances, ranging from very favorable to very difficult circumstances.  Our current directors have therefore gained valuable background and experience relating to the renewable fuels industry, the operation of an ethanol plant and management and oversight of agricultural and commodities markets critical for our operation over a diverse range of regulatory and economic market conditions.  This experience aids our directors in preparing for and dealing with challenging market conditions that may arise in the future.

•
Business Expertise and Experience.  Each of our directors has substantial individual experience in operating or managing a business through their own personal business endeavors that are discussed in the biographies below.  Each director has also demonstrated a willingness and ability in their individual businesses to consider and pursue innovative or new approaches, as well as a willingness and ability to assume leadership roles in those businesses and industries, all of which are attributes that are helpful in an evolving and changing industry such as the ethanol industry.

•
Financial Expertise.  We believe our directors bring a significant collective knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes and related skills and experiences necessary to understand and oversee our capital structure, financing and investing activities, financial reporting and internal control of such activities.

•
Senior Leadership Experience.  Many of our directors have served in senior leadership positions which is important, as these directors bring experience and perspective in analyzing, shaping, and overseeing the execution of important strategic, operational and policy issues at a senior level.  The insights and guidance of these directors, and their ability to assess and respond to situations encountered in serving as directors of our Company, is also enhanced when their leadership experience has been developed at businesses or organizations that operate within the ethanol, renewable energy, agricultural or financial industries.

Elected Directors

Information regarding our current Elected Directors is set forth below. Each of our Elected Directors meet the standards of independence applicable to companies listed on the NASDAQ Capital Market (though our units are not listed on any exchange or quotation system).  In order to provide stability and consistency within the Elected Directors following the change of control transaction discussed above, the specified terms of the initial three Elected Directors in our Operating Agreement do not provide for any term that expires as of the 2021 Annual Meeting. As a result, this Proxy Statement does not include any proposal relating to the election of an Elected Director and each of the Elected Directors set forth below will continue to serve as an Elected Director following the 2021 Annual Meeting until his respective term expires.

Terms Expiring at the 2022 Annual Meeting of Members

William Couser, age 66.  Bill Couser has been a director of the Company since it was organized in May 2004. His current term as a director will end at the annual meeting of the members to be held in 2022 at which time he will be eligible for election to a two-year term expiring at the annual meeting of members to be held in 2024.  Bill is currently serving as Vice Chairman of the Company and has served in this role since April 2018. Bill is also serving as Secretary of the Company and has been serving as Secretary since April 1, 2020.  Bill previously served as Secretary of the Company from March 2016 to April 2018.  Bill served as Chairman from the time the Company was organized in May 2004 until April 2008.  He also served as our interim President and Chief Executive Officer from May 2004 until July 13, 2005.  Bill has served as a director of Iowa Renewable Fuels Association for the past thirteen years, and he served as the president of the Iowa Renewable Fuels Association from January 2004 to December 2010.  He is also serving as a director of the Iowa Cattlemen’s Association and Iowa Institute for Coops.  He has served as a director on those boards for the past ten years.  Bill has been self-employed as a farmer since 1977.  His farming operations include row crops and cattle.  Bill brings, among other things, additional agricultural and management background and experience to the directors.  Bill also brings outside board and affiliations background and experience to the directors, including in the ethanol industry as noted above.

Jeff Taylor, age 54.  Jeff Taylor has been a director of the Company since it was organized in May 2004.  His current term as a director will end at the annual meeting of the members to be held in 2022 at which time he will be eligible for election to a three-year term expiring at the annual meeting of members to be held in 2025.  Jeff is currently serving as the Chairman and has served as the Chairman since May 2008. Jeff served as the Vice Chairman of our organization from May 2004 until April 2008.  Jeff has been self-employed as a farmer since 1988, and he owns and operates farms in Story County, Iowa. Jeff received a Bachelor of Science degree from Iowa State University in farm operations and agricultural studies.  Jeff provides, among other things, agriculture and management background and experience to the directors.  Jeff also completed board member and chairman certification from the Iowa Institute of Cooperatives.

Term Expiring at the 2023 Annual Meeting of Members

Rick Vaughan, age 61.  Rick Vaughan has been a director of the Company since it was organized in May 2004. Rick is currently serving as Treasurer of the Company.  His current term as a director will end at the annual meeting of the members to be held in 2023 at which time he will be eligible for election to a three-year term expiring at the annual meeting of members to be held in 2026. Rick served as the General Manager of Prairie Land Cooperative from February 1995 until August 2011.  Prairie Land Cooperative merged with Innovative Ag Services on September 1, 2011.  He became Co-CEO of Innovative Ag Services on September 1, 2011 and CEO in December 2012.  Innovative Ag Services is a farm supply business serving producers in grain marketing and services, agronomy products and services, feed manufacturing, diesel fuel and propane products and services.  Rick brings, among other things, agricultural, cooperative, management and marketing experience and background to the directors.

Class A Directors

Information regarding the current Class A Directors, each of whom is an Interested Director, is set forth below.  The Class A Directors do not have terms that expire as these directors are appointed by the holders of Class A Units and serve until they resign, or the Class A Members remove them.  Currently HALE is the sole Class A Member and therefore, HALE has the right to designate and remove the four Class A Directors.

Robert E. Brummels, age 70.  Bob Brummels was appointed as a Class A Director on April 1, 2020.  Bob is currently a director of Husker Ag and has served on the Board of Directors of Husker Ag since 2004.  Mr. Brummels has served as Chairman of the Board and President of Husker Ag since June 2012.  Prior to that, Bob served as Treasurer of Husker Ag from June 2004 to June 2012.  He and his wife, Kathy, currently operate a diversified farming operation northeast of Coleridge, Nebraska, and are the parents of three grown sons.  Bob has been involved directly and indirectly with various agricultural enterprises and served in various leadership roles. In 1973 Bob graduated from the University of Nebraska-Lincoln College of Agriculture with a Bachelor of Science degree in animal science.

Dan Heard, age 58.  Dan Heard was appointed as a Class A Director on April 1, 2020.  Dan is currently a director of Husker Ag and has served on the Board of Directors of Husker Ag since 2012.  A resident of Sioux Falls, South Dakota, Dan is a CPA and has been a partner in a local public accounting firm for over 30 years. He has been involved in the ethanol industry as an auditor, advisor and consultant since 1995. He has also served on a number of boards in the ethanol industry during that time. For the past thirteen years, Dan has devoted the majority of his professional time to consulting on various renewable energy projects.  Mr. Heard has been married to his wife, Connie, for 35 years and they have four daughters.

James Krause, age 69   Jim Krause was appointed as a Class A Director on April 1, 2020.  Jim is currently a director of Husker Ag and has served on the Board of Directors of Husker Ag since 2007.  He served as Chairman of the Board and President of Husker Ag from June 2009 to June 2012. Jim currently resides in Plainview, Nebraska, where he and his wife, Janet, own Krause Family Farms, Inc., which operates a family farm raising irrigated corn and soybeans as well as hogs and cattle.  Jim is a member of the Antelope County corn, soybean and pork growers associations and he has served as a member of the Antelope County Zoning Board.  He also served as a member of the Plainview school board for nine years. Jim has a Bachelor of Science degree in agricultural science and animal science with a minor in agricultural economics, as well as a master’s degree in agronomy, all from the University of Nebraska, Lincoln.  Jim and Janet have been married 45 years and have four sons each married and residing with their families in Nebraska.

Marvin Stech, age 62. Marvin Stech was appointed as a Class A Director on April 1, 2020.  Marvin, of Osmond, Nebraska, is currently a director of Husker Ag and has served on the Board of Directors of Husker Ag since 2009.  Mr. Stech has served as Secretary of Husker Ag since June 2009. Mr, Stech is a lifelong farmer and is currently a co-owner of Stech Farms in Osmond.  Mr. Stech currently serves on St. Mary's Church Finance Committee.  He is a past President of both St. Mary’s Church Board and the St. Mary’s School Board.  He is also a past director of Osmond Coop Board and Farm Credit Services Advisory Board. Mr. Stech is a 2007 graduate of the Nebraska LEAD Program, a two year agricultural leadership training course.  He and his wife, Mary Beth, have been married for 38 years and have six children.

Former Directors

During Fiscal Year 2020 the following directors also served as directors of the Company until April 1, 2020.  Each individual met the “independent director” standards applicable to companies listed on the NASDAQ Capital Market (though our units are not listed on any exchange or quotation system) during their respective service as director.  In connection with the restructuring of the Board discussed above, each of the following individuals resigned as directors effective April 1, 2020.  Many of these individuals were founders of the Company and their leadership and vision played a critical role in connection with the Company’s formation.  Each of these individuals provided outstanding service to the Company and its members during their respective tenure as a director of the Company and their contributions are greatly appreciated.

Brian Conrad.  Brian Conrad served as a director of the Company since it was organized in May 2004 through April 1, 2020.  Brian has been employed with Exelon Generation, in wind and solar, since December 2010.  Brian has held the position of Commercial Project Manager since September 2014, and prior to that time was Manager, Business Development.  Prior to Exelon, Brian was employed with John Deere Credit from 1988 through December 2010.  Brian held various positions with John Deere Credit, including credit operations, and sales and marketing.  His last position with John Deere Credit was Business Development Manager for the Western U.S. for John Deere Wind Energy.  Exelon Corporation purchased John Deere Wind Energy on December 10, 2010.  Brian has an undergraduate degree in economics and business administration and an MBA.

James Dickson.  Jim Dickson served as a director of the Company from March 3, 2016 through April 1, 2020. Jim is a certified public accountant (“CPA”).  As a CPA, Jim provides both individuals and businesses with tax and financial consulting services including, without limitation, tax planning, financial planning, tax preparation, financing and debt structuring, financial forecasting, estate planning, retirement planning and business valuation services.  He is currently providing such services as a self-employed consultant affiliated with Klatt & Associates, CPA, PC. Prior to affiliating with Klatt & Associates in October 2017, Jim provided such services as a self-employed consultant from December 2000 and between August 1978 and December 2000 he provided the same type of services as a consultant with Dickson’s Tax Consultants and Analysts.  Prior to that Jim worked for Peat, Marwick, Mitchell & Co. in Chicago, Illinois from September 1976 to June 1978.  He is also the owner and manager of a cow/calf operation.  Jim graduated from Iowa State University with a degree in economics and he received a Master of Business Administration (“MBA”) degree from the University of Chicago.

Timothy Fevold.  Tim Fevold served as a director of the Company since it was organized in May 2004 through April 1, 2020.  Tim has been employed by Hertz Farm Management, based in Nevada, Iowa, since 1982, and is an accredited farm manager.  He represents absentee landowners throughout Central Iowa.  Tim has also been licensed as a real estate broker in Iowa since 1987.  Tim brings, among other things, additional agriculture, real estate and farm management background and experience to the directors.

Doug Moore.  Doug Moore served as a director of the Company from January 4, 2019 through April 1, 2020.  Mr. Moore is the owner and founder of EuroSource LLC based in Ames, Iowa which was formed in September 2008.  EuroSource LLC provides secondhand machinery, valuations and liquidation services in the composite panel industry throughout the U.S. and Canada.  Since 2014, Doug has been a partner in Iowa Tarping Solutions LLC, providing feedstock protection services for cellulosic ethanol raw material.    Doug also serves as President of Ames Seed Capital, a community venture capital fund based in Ames, Iowa.

Kurt Olson.  Kurt Olson served as a director of the Company from July 27, 2007 through April 1, 2020. Kurt graduated in 1978 from Iowa State University earning a degree in ag-economics and has been actively involved in business operations and management of real estate in central Iowa for 40 years.  Kurt was employed with Litchfield Realty Company from 1987 to 2003.  He served as the president of Litchfield Realty and its subsidiaries, AgServ Company and FarmLand Real Estate and Management, LC.  The business of AgServ Company included a grain elevator, an agronomy supplier, a feed manufacturer and a soybean seed processor.  In 2003, Kurt purchased Farmland Real Estate and Management, LC.  Farmland Real Estate and Management, LC markets crop insurance and manages farmland.

Leadership Structure

Our directors elect a Chairman and a Vice Chairman with the Chairman responsible for presiding over and acting as chairperson of all meetings of our directors and our members.  If the Chairman is not present, the Vice Chairman serves as chairperson of the director or member meeting.  Jeff Taylor is currently the Chairman and William Couser is the current Vice Chairman. Seth Harder serves as our President and Chief Executive Officer which is separate from the role of the Chairman so the same individual does not serve as both the Chairman and the Chief Executive Officer.

We believe a leadership structure providing for the separation of the role of the Chairman and the Chief Executive Officer is in the best interest of the Company and its members because it allocates the oversight of the business among the directors and the executive officers so that our Chief Executive Officer, who reports to our directors, can focus on the day-to-day business operations, and our Chairman and directors can oversee the activities of the Chief Executive Officer, other executive officers and the business as a whole.  We have determined that this leadership structure allows our directors to better focus on their oversight role and provide us a perspective that is independent from that of our management.  We do not have a policy mandating the leadership structure and our directors reserve the right to determine the appropriate leadership structure from time to time.

Directors’ Role in Risk Oversight

Although management is responsible for the day-to-day management of risks to the Company, our directors provide broad oversight of the Company’s risk management programs.  In this oversight role, our directors are responsible for satisfying themselves that the risk management processes designed and implemented by the Company’s management are functioning and that the systems and processes in place will bring to their attention the material risks facing the Company in order to permit our directors to effectively oversee the management of these risks.  A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company.  The involvement of our directors in the risk oversight process allows our directors to assess management’s appetite for risk and also to determine what constitutes an appropriate level of risk for the Company.  Our directors regularly include agenda items at their meetings relating to their risk oversight role and meet with various members of management on a range of topics, including corporate governance and regulatory obligations, operations and significant transactions, business continuity planning, succession planning, risk management, insurance, pending and threatened litigation and significant commercial disputes.

While our directors as a whole provide broad oversight of the Company’s risk management processes, various committees of our directors also oversee risk management in their respective areas and regularly report on their activities to all of our directors.  Principally, the Risk Committee assists our directors in identifying and quantifying methods of mitigating or eliminating risk, primarily those relating to commodity prices.  In addition, the Audit Committee focuses on assessing and mitigating financial risk, including internal controls and the Finance Committee also assists our directors in the oversight of financial risk, including, without limitation, risks relating to our capital structure, investments, tax and financing activities.  The Human Resources and Compensation Committee strives to create compensation incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.  Additional information on the standing director committees is set forth below in the section entitled “Directors and Corporate Governance - Committees of the Directors.”

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our leadership structure provides appropriate checks and balances against undue risk taking.

Compensation Risk Analysis

We have reviewed our material compensation policies and practices for all employees and have concluded that these policies and practices are not reasonably likely to have a material adverse effect on the Company.  While risk-taking is a necessary part of growing a business, our compensation philosophy, as discussed below in the section entitled “Compensation Discussion and Analysis,” is focused on aligning compensation with the long-term interests of our members as opposed to rewarding short-term management decisions that could pose long-term risks.  Our compensation programs have historically contained features designed to mitigate the likelihood of inducing excessive risk-taking behavior.

Director and Committee Meetings and Director Attendance

The directors held a total of 13 meetings (including regularly-scheduled and special meetings) during Fiscal Year 2020.  In addition, the Audit Committee held 5 meetings and the Human Resources and Compensation Committee held 1 meeting.  Due to the various strategic transactions that occurred during Fiscal Year 2020, neither the Finance Committee nor the Risk Committee held separate committee meetings during Fiscal Year 2020; however, since April 1, 2020, the matters historically addressed during the Finance Committee and Risk Committee meetings have been covered during the director meetings. The Nominating and Company Governance Committee also did not hold any meetings during Fiscal Year 2020.  No incumbent director attended fewer than seventy-five percent (75%) of the aggregate of the director meetings and committee meetings held on which such director served during Fiscal Year 2020.

We do not have any formal policy with regard to directors' attendance at annual meetings of our members; however, we encourage all of our directors to attend the annual meeting of our members.  Although the Company did not hold an annual meeting of members during 2020, the Company held a special meeting of members on March 23, 2020 and each of our current Elected Directors attended the special meeting.

Committees of the Directors

Our directors have standing Audit, Nominating and Company Governance, Human Resource and Compensation, Finance and Risk Committees.

Nominating and Company Governance Committee

The Nominating and Company Governance Committee (the “Nominating Committee”) operates under a written charter which is available on our website at www.lincolnwayenergy.com in the “Investors” section.  Currently, the entire Board is serving as the Nominating Committee and the Board has been serving as the Nominating Committee since April 1, 2020 with Jeff Taylor currently serving as the Chair of the Nominating Committee.  During Fiscal Year 2020 prior to April 1, 2020, the members of the Nominating Committee were Tim Fevold (Chair), Kurt Olson and Brian Conrad. Messrs. Fevold, Olson and Conrad each resigned as directors of the Company effective April 1, 2020.  The general functions performed by the Nominating Committee are to:

•	oversee the governance of the Company, including the operations of the directors and their committees;

•	identify individuals qualified to become directors and recommend nominees for election as Elected Directors;

•	monitor developments in corporate governance practices; and

•	oversee the Company’s compliance with legal and regulatory requirements.

The Nominating Committee reviews with the directors the skills and characteristics that should be required of Elected Director nominees in the context of the current skill sets and characteristics of the existing directors and the business and operational environment of the Company at the time of the recommendation.

The Nominating Committee attempts to determine the appropriate characteristics, skills and experiences for the directors as a whole and for individual Elected Directors, with the objective of having an overall composition of directors with diverse backgrounds and experience in business and public service, and not necessarily only in the ethanol industry.  The Nominating Committee does not have a policy with regard to, and does not otherwise consider, diversity in identifying Elected Director nominees for Elected Director, other than diversity in backgrounds and experience as otherwise discussed in this paragraph.  Prospective Elected Director nominees are not discriminated against on the basis of age, gender, race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The Nominating Committee considers the need for diverse backgrounds and experience together with the qualifications of individual Elected Director candidates and the characteristics expected of all directors which include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to serve as a director.  In evaluating the suitability of individual Elected Director candidates, the Nominating Committee takes into account many factors, including the individual's general understanding of marketing, finance, agricultural markets and other disciplines relevant to the success of a company of our size with our capital structure in the renewable fuels industry; the individual's understanding of our business and operations; the individual's educational and professional background and the individual's personal accomplishments.

In addition, the Nominating Committee evaluates each individual Elected Director candidate in the context of the directors as a whole, with the objective of recommending Elected Director nominees that will best represent our member interests through the exercise of sound business judgment using the directors’ diversity of experience and better position us for success.  In determining whether to recommend an incumbent director for re-election as an Elected Director, the Nominating Committee also considers the director’s past attendance at meetings and the director’s participation in and contributions to the activities of the directors. All Elected Director nominees recommended by the Nominating Committee are subject to approval by the directors.

The Nominating Committee will generally first look to our members to identify possible Elected Director nominees.  The Nominating Committee will consider and evaluate members for possible Elected Director nominees on its own, but will also consider any suggestions by other directors.  The Nominating Committee also may, but is not required to, consider any suggestions for Elected Director nominees by our members.  The Nominating Committee is not, however, required to only consider or to only nominate members as nominees for Elected Director, and the Nominating Committee is free to recommend any individual as an Elected Director nominee.  Although we do not currently contemplate using any search firm or other outside parties to identify or evaluate or assist in identifying or evaluating Elected Director nominees, the Nominating Committee, with the approval of the directors, may retain search firms or other outside parties and approve payment of fees to those firms or parties.

Audit Committee

The Audit Committee operates under a written charter which is available on our website at www.lincolnwayenergy.com in the “Investors” section.  Currently, the entire Board is serving as the Audit Committee and has been serving as the Audit Committee since April 1, 2020.  During Fiscal Year 2020 prior to April 1, 2020, the members of the Audit Committee were James Dickson (Chair), Brian Conrad, Tim Fevold and Rick Vaughan. Messrs. Dickson, Conrad and Fevold each resigned as directors of the Company effective April 1, 2020.

During Fiscal Year 2020, the directors determined that Rick Vaughn and James Dickson, prior to his resignation effective April 1, 2020, met the definition of an “audit committee financial expert” as that term is defined in applicable SEC regulations.  Mr. Vaughn meets, and during his tenure as a director and audit committee financial expert, Mr. Dickson met, the “independent director” standards applicable to companies listed on the NASDAQ Capital Market (though our units are not listed on any exchange or quotation system).

The general function performed by the Audit Committee is to assist the directors in their oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company.  The Audit Committee's role includes overseeing the audit of our financial statements and the work of the Company’s internal accounting and financial reporting and internal auditing processes, and discussing with management the Company’s processes to manage business and financial risk.  The Audit Committee is also responsible for the appointment, compensation, retention and oversight of the independent auditor engaged to prepare or issue audit reports on our financial statements and internal control over financial reporting.  The Audit Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee (the “Compensation Committee”) operates under a written charter which is available on our website at www.lincolnwayenergy.com in the “Investors” section. Currently, the entire Board is serving as the Compensation Committee and has been serving as the Compensation Committee since April 1, 2020 with Jeff Taylor currently serving as the Chair of the Compensation Committee.  During Fiscal Year 2020 prior to April 1, 2020, the members of the Compensation Committee were Kurt Olson (Chair), William Couser, Rick Vaughan and James Dickson. Messrs. Olson and Dickson each resigned as directors of the Company effective April 1, 2020.  The general functions performed by the Compensation Committee are the following:

•	Recommending to the directors the annual goals and objectives of the Chief Executive Officer and other senior management positions;

•	Recommending to the directors the compensation of the directors and of the Chief Executive Officer and other senior management positions;

•	Conducting and overseeing the performance evaluation of the Chief Executive Officer and other senior management positions;

•	Approving the base salary and incentive compensation arrangement of the Chief Financial Officer and the other key employees;

•	Recommending to the directors the policies that govern our compensation programs, and overseeing any such programs as are adopted by the directors; and

•	Review and coordinate review by our directors of our compensation and benefit plans for alignment with Company objectives.

The Compensation Committee has the authority to retain outside advisors or consultants to assist the committee in carrying out its duties and responsibilities, but no such consultants were utilized during Fiscal Year 2020.

Finance Committee

The Finance Committee operates under a written charter which is available on our website at www.lincolnwayenergy.com in the “Investors” section.  Currently, the entire Board is serving as the Finance Committee and has been serving as the Finance Committee since April 1, 2020.  During Fiscal Year 2020 prior to April 1, 2020, the members of the Finance Committee were Brian Conrad (Chair), William Couser and Douglas Moore. Messrs. Conrad and Moore each resigned as directors of the Company effective April 1, 2020. The general functions performed by the Finance Committee are to assist our directors in the oversight of the Company’s financial performance, capital structure, financing, investment, tax, insurance, divestiture, merger and acquisition activities.

Risk Committee

The Risk Committee advises our directors on methods of effectively managing the Company’s physical assets, contractual commitments, seeking market opportunities and adding value to the Company’s operating facility.  The Risk Committee also assists our directors in identifying and quantifying methods of mitigating or eliminating risk, including those relating to commodity prices.  Currently, the entire Board is serving as the Risk Committee and has been serving as the Risk Committee since April 1, 2020.  During Fiscal Year 2020 prior to April 1, 2020, the members of the Compensation Committee were William Couser, Kurt Olson, Rick Vaughan and Brian Conrad. Messrs. Olson and Conrad each resigned as directors of the Company effective April 1, 2020.

Member Communications with Our Directors

A member desiring to send any communication to our directors may do so in writing by either delivering the writing to the Company’s principal office at 59511 W. Lincoln Highway, Nevada, Iowa 50201, or by mailing the writing to that address, in either case, to the attention of the President.  The Company will provide a copy of each such writing to each director.

Code of Ethics

The Company adopted a Code of Ethics that applies to its directors, principal executive officer, principal financial officer, principal accounting officer or controller and other senior financial officers effective August 27, 2008.  The Code of Ethics was filed as an exhibit to our annual report on Form 10-K for our fiscal year ended September 30, 2010.  We will disclose amendments to, or waivers of, certain provisions of our Code of Ethics relating to our principal executive officer, principal financial officer, controller or persons performing similar functions on our website promptly following the adoption of any such amendment or waiver.

Elected Director Nomination Process

Section 4.3 of the Operating Agreement provides that the directors, or a Nominating Committee established by the directors, shall prepare a list of nominees for each Elected Director position to be filled at the next annual meeting of the members.  Our directors have a standing Nominating Committee and the role of the Nominating Committee includes identifying, evaluating and recommending Elected Director candidates to the directors.  The Nominating Committee reviews Elected Director nominee candidates from the incumbent Elected Directors and recommendations from members or other third parties and then makes a recommendation to our directors regarding the Elected Director nominees.  When reviewing Elected Director nominee candidates, the Nominating Committee takes into consideration the criteria described above in the section entitled “Director Qualifications.”

Member Recommendations

The Nominating Committee considers member recommendations for Elected Director nominee candidates.  The Nominating Committee reviews any recommendations received from its members using the same criteria used to review incumbent Elected Directors which criteria is described in the section above entitled “Director Qualifications.”

Member Nomination Process

Pursuant to Section 4.3 of our Operating Agreement, a member or group of members owning at least 5% of the outstanding units may nominate an individual for election as an Elected Director at the next annual meeting by submitting a written nomination petition in a form provided by the Company if the nomination petition is received at the Company’s principal office no sooner than the October 1 but not later than the November 30 which precedes the annual meeting at which the member seeks to nominate a director.  Each nomination petition must be accompanied by a nominee statement that complies with the requirements set forth in Section 4.3 of the Operating Agreement including, without limitation, an agreement that the nominee will (i) serve as an Elected Director if elected, (ii) prepare, execute and/or file all such reports and documents, and provide the Company with all such information, as may be necessary or appropriate in order for the Company to comply with all applicable laws, rules and regulations and (iii) provide all information and all agreements and representations as are determined to be necessary or appropriate by the directors or the President.

Any nomination petition or nominee statement which is not fully completed and properly executed, is not received within the time period provided above or is not true, accurate and complete in all respects, may be rejected by the Company and, if rejected, shall be returned by the Company to the member or members submitting the nomination petition or to the nominee submitting the nominee statement, as the case may be.  Each nominee must meet all qualification requirements for Elected Directors as may exist at the time of the nomination and at the time of election.

No Elected Director Nominations/No Elections at 2021 Annual Meeting

As a result of the restructuring of the Board and the HALE investment discussed above, there are no directors up for election at the 2021 Annual Meeting and accordingly, the Company did not accept any director nominations for the 2021 Annual Meeting.  Although the Company held a special meeting of members on March 23, 2020, the Company did not hold an annual meeting of members during 2020 and therefore, in accordance with SEC rules and the terms of the Operating Agreement, the Company filed a Current Report on Form 8-K with the SEC on December 1, 2020 (the “December 8-K”) notifying members of new deadlines for delivery of member proposals and notices of business to be brough before the 2021 Annual Meeting.  The December 8-K also included a reminder to members that no Elected Directors would be up for election at the 2021 Annual Meeting.

No Floor Nominations

Section 4.3 of the Operating Agreement expressly provides that no nominations for any director position may be made from the floor at any meeting of the members.

Policy Regarding Employee, Officer and Director Hedging

We do not have a policy prohibiting our directors, officers or employees from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of the Company's units held by such persons.  The Company is a limited liability company taxed as a partnership for federal income tax purposes and therefore, we must comply with complex trading restrictions under the Internal Revenue Code.  In order to not be deemed a publicly-traded partnership for tax purposes and preserve our partnership tax status, our units may not be traded on any established securities market or readily traded on a secondary market (or the substantial equivalent thereof). Since there is no public market for our units, our Board has determined that such a policy is not necessary.

COMPENSATION OF DIRECTORS

Compensation paid to our directors is reviewed and determined on an annual basis by the directors.  We do not provide our directors with any equity or equity option awards, nor any non-equity incentive payments or deferred compensation.  Similarly, we do not provide our directors with any other perquisites, “gross-ups,” defined contribution plans, consulting fees, life insurance premium payments or otherwise.  Our director compensation program provides that each director receives an annual retainer of $18,000 which constitutes a fee of $1,500 per month.  The Chairman is paid an additional $6,000 annual retainer and the Vice Chairman, Secretary and Treasurer are each paid an additional $1,200 annual retainer.  There was no change in the fees paid to the directors in Fiscal Year 2020 from the fees paid during the previous fiscal year. The following table provides information concerning all compensation paid to each of our directors during the Fiscal Year 2020 for service as a director.

Name	Fee Earned or Paid in Cash	All Other Compensation	Equity or Non-Equity Incentives	Total

Jeff Taylor, Elected Director[1]	$24,000	$0	$0	$24,000
William Couser, Elected Director2,	$19,200	$0	$0	$19,200
Rick Vaughan, Elected Director[3]	$18,600	$0	$0	$18,600
Robert E. Brummels, Class A Director[4]	$9,000	$0	$0	$9,000
Dan Heard, Class A Director[4]	$9,000	$0	$0	$9,000
James Krause, Class A Director[4]	$9,000	$0	$0	$9,000
Marvin Stech, Class A Director[4]	$9,000	$0	$0	$9,000
Timothy Fevold, Former Director,5 7	$9,600	$0	$0	$9,600
Brian Conrad, Former Director [6,7]	$9,600	$0	$0	$9,600
Kurt Olson, Former Director[7]	$9,000	$0	$0	$9,000
James Dickson, Former Director[7]	$9,000	$0	$0	$9,000
Doug Moore, Former Director[7]	$9,000	$0	$0	$9,000

[1]	Includes an additional fee of $6,000 for service as Chairman during Fiscal Year 2020.
[2]	Includes an additional fee of $1,200 for service as Vice Chairman during Fiscal Year 2020.
[3]	Includes an additional fee of $600 for service as Treasurer for a portion of Fiscal Year 2020 following his appointment as Treasurer effective April 1, 2020.
[4]
Each of the Class A Directors was appointed by our Class A Member effective April 1, 2020 and therefore, the director fees received by each Class A Director in Fiscal Year 2020 reflect less than full year-amounts.

[5]	Includes an additional fee of $600 for service as Secretary for a portion of Fiscal Year 2020.
[6]	Includes an additional fee of $600 for services as Treasurer for a portion of Fiscal Year 2020.
[7]	Resigned as a director effective April 1, 2020 and therefore, the director fees received during Fiscal Year 2020 by such director reflect less than a full year amount.

EXECUTIVE OFFICERS

Our Executive Officers

The information below lists our current executive officers and one former executive officer that served a portion of Fiscal Year 2020.  Except for the Management Agreement and Restated Management Agreement (each as defined below) with respect to Seth Harder, and the CFO Services Agreement (as defined below) with respect to Jeff Kistner, there are no arrangements or understandings between any of the Company’s executive officers and any other persons pursuant to which he or she was selected as an executive officer.  No family relationships exist among our directors and executive officers.

Principal Executive Officer

Seth Harder, age 42. Mr. Harder was appointed as the Company’s General Manager, President and Chief Executive Officer on January 17, 2020.  Mr. Harder has served as General Manager of Husker Ag, LLC for 14 years beginning in January of 2006, during which time Husker Ag has grown from its original capacity of 20 million gallons to currently producing 110 million gallons per year.  Prior to his appointment as General Manager, Mr. Harder served as Husker Ag’s Plant Manager from September 2004 through December 2005.  He originally joined Husker Ag in November 2002 as the Company's first Production Manager followed by a time with ICM, Inc. where he worked as an ethanol trainer and plant startup specialist.  Mr. Harder is a current Board member and former executive officer of Renewal Fuels Nebraska.  He is also a Board member of the Renewable Fuels Association and the American Coalition for Ethanol (ACE).   In 2019, Mr. Harder was appointed by Governor Pete Ricketts to the Nebraska Environmental Quality Council.  Mr. Harder also currently services on the Board of Laurel BioComposite, LLC, a company that transforms Husker Ag’s dry distillers grain into organic bio resin filler.

Effective January 15, 2020 the Company entered into a Management Services Agreement (the “Management Agreement”) with Husker Ag, LLC (“Husker Ag”) for management services pertaining to the Company’s ethanol facility.  Pursuant to the terms of the Management Agreement, Husker Ag will provide the Company with individuals to serve as General Manager, Environmental and Safety Manager and Commodity Risk Manager who will perform the respective management services for each such position.

Effective April 1, 2020, the Company entered into an Amended and Restated Management Services Agreement (the “Restated Management Agreement”) with HALE, an affiliate of Husker Ag, which replaced and superseded the original Management Agreement between the Company and Husker Ag.  Pursuant to the terms of the Restated Management Agreement, HALE will provide management services to the Company’s ethanol facility located in Nevada, Iowa, including providing the Company with individuals to (a) serve as General Manager, Environmental and Safety Manager, Commodity Risk Manager, and to fill such other positions as may be necessary from time to time; and (b) perform the respective management services for each such position.  See section below entitled “Executive Compensation - Agreements with Our Executive Officers – CEO Management Services Agreement” for a discussion of the terms of the Management Agreement and Restated Management Agreement.

Mr. Harder was appointed as our General Manager, President and Chief Executive Officer in connection with our execution of the Management Agreement and continues to serve in such capacity under the Restated Management Agreement.

Former Principal Executive Officer

Michael Hollenberg, age 51.  Mr. Hollenberg served as the Company’s President and Chief Executive Officer from March 4, 2019 through January 17, 2020.  Prior to joining the Company, Mr. Hollenberg served as Product Manager at Hydro-Thermal Corporation, a global leader in the development and manufacturing of direct steam injection hydroheaters and jetcookers since April 2015.  From December 2013 to April 2015, Mr. Hollenberg served as Plant Manager of the White Energy ethanol plants located in Plainview, Texas and Hereford, Texas, and from October 2010 to December 2013 he served as Director of Field Services at EdeniQ, Inc.  Mr. Hollenberg also served as Plant Manager for Louis Dreyfus Commodities from February 2008 to October 2010, as Plant Manager at U.S. Bioenergy from April 2006 to February 2008 and as Assistant Plant Manager of Ferndale Grain, a division of Cargill.

In connection with the execution of the Management Agreement, Michael Hollenberg ceased serving as the Company’s President and Chief Executive Officer effective January 17, 2020.  See section below entitled “Executive Compensation – Agreements with Our Executive Officers – Hollenberg Separation Agreement” for additional information relating to the resignation of Mr. Hollenberg.

Principal Financial Officer

Jeff Kistner, age 57.  Mr. Kistner has served as the Company’s Interim Chief Financial Officer since July 31, 2019.  Mr. Kistner is the founder and President of Flag Leaf Financial Management Inc. (“Flag Leaf”).  Mr. Kistner founded Flag Leaf Financial Management Inc. in May 2008, offering financial advisory and interim CFO services to agribusiness, food and renewable energy companies.  Since its start, Flag Leaf has helped businesses succeed financially during periods of uncertain economic volatility.  Flag Leaf works with its clients to enable them to enhance cash flow, maximize liquidity, improve capital allocation, forecast operational performance, manage capital structures, and improve strategies for increasing the intrinsic value of the business.  See section below entitled “Executive Compensation - Agreements with Our Executive Officers – CFO Professional Services Agreement” for a discussion of the terms of the Professional Services Agreement between the Company and Flag Leaf.

Mr. Kistner was raised on a diversified family farm in southeast Nebraska and graduated in 1986 with a Bachelor of Science in Agricultural Economics from the University of Nebraska.  In 1991 he earned his MBA in Finance from Webster University in St. Louis, Missouri. Mr. Kistner has 19 years of banking experience, with the most recent position at CoBank as a member of the business development team specializing in renewable fuel and agricultural processing businesses.  He then worked 4 years at BBI International focusing on project development and management of renewable fuel projects around the globe.  At BBI, he  had a strong influence in business economics, equity valuations and capital structures for early stage to operating renewable energy companies.  For the past 11 years, Mr. Kistner primarily has worked with ethanol processing plants, biodiesel facilities and renewable diesel companies.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our members with an understanding of our compensation philosophy, core principles and decision making process.  It discusses the determinations of the Compensation Committee of how and why, in addition to what, compensation actions were taken for the following executive officers (collectively, the “Named Executive Officers”) during Fiscal Year 2020:

Seth Harder	Former President and Chief Executive Officer
Jeff Kistner	Interim Chief Financial Officer
Michael Hollenberg	Former President and Chief Executive Officer

The compensation programs and discussions set forth below do not apply to Mr. Harder, our President and Chief Executive Officer, as Mr. Harder is an independent contractor and compensation for his services was paid to Husker Ag or HALE under the terms of the Management Agreement and Restated Management Agreement, respectively.  See the section below entitled “Executive Compensation - Agreements with Our Executive Officers – CEO Management Services Agreement” for information relating to the compensation paid by us pursuant to the terms of this agreement.

The compensation programs and discussions set forth below also do not apply to Mr. Kistner, our Interim Chief Financial Officer, as Mr. Kistner is an independent contractor and compensation for his services is paid to Flag Leaf Financial Management Inc. pursuant to the terms of a Professional Services Agreement between the Company and Flag Leaf Financial Management Inc.  See the section below entitled “Executive Compensation - Agreements with Our Executive Officers - CFO Services Agreement” for information relating to the compensation paid by us pursuant to the terms of this agreement.

As a result, for purposes of this Compensation Discussion and Analysis, the references to our Named Executive Officers do not include Mr. Harder or Mr. Kistner.

Details of the compensation provided to our Named Executive Officers (including Mr. Harder and Mr. Kistner) for Fiscal Year 2020 are set forth in the “Summary Compensation Table” and narrative discussions set forth in the section entitled “Executive Compensation” that follow this Compensation Discussion and Analysis.

Compensation Objectives and Policies

The compensation programs for our Named Executive Officers are administered by our Human Resources and Compensation Committee (the “Compensation Committee”) and reviewed on an annual basis.  The Compensation Committee also reviews and discusses the Company’s compensation programs with our directors from time to time.  The objective of our programs is to provide a fair and competitive compensation package that will enable us to attract and retain talented executives who are expected to be instrumental in achieving Company goals for growth and profitability and in positioning the Company to effectively compete in the rapidly evolving renewable fuels industry.  The Compensation Committee believes that the compensation programs we offer must be competitive with financial arrangements provided to executive officers of other renewable fuels companies operating not only in Iowa, but throughout the Midwestern United States.  The compensation programs adopted by our Compensation Committee for Fiscal Year 2020 were designed to promote and reward both individual performance of the Named Executive Officers and their collective performance as members of the management team.

Compensation related to individual performance is reflected primarily through the base salary established for each Named Executive Officer.  Collective performance by the Named Executive Officers as a management team is rewarded primarily through the incentive arrangements focusing principally on Company profitability as the determinative factor for awarding additional compensation to the Named Executive Officers.  In establishing the compensation programs, the Compensation Committee was guided by the policy that each Named Executive Officer should be assured of receiving a fair base salary that is reflective of the individual’s performance, experience and responsibilities within the organization, while at the same time providing an opportunity to receive additional compensation that is contingent upon the Named Executive Officer’s ability to function as an effective member of the management team in achieving Company profitability.

In February 2017, the overall compensation programs for our Named Executive Officers were submitted to our members for approval on a non-binding basis at the 2017 Annual Meeting of Members.  Our members approved the overall compensation programs by approximately 88% of the units voting on the issue.  The Compensation Committee has considered the results of the member vote in evaluating the compensation programs and believes that the substantial approval voiced by our members is an endorsement that the structure of the programs is functioning effectively to align the interests of our executive officers with member interests.

Components of Compensation Programs

The compensation programs for our Named Executive Officers during Fiscal Year 2020 consisted of the components described below.

Base Salary

Each Named Executive Officer received a base salary as reflected in the “Summary Compensation Table” below.  The purpose of the base salary was to provide a secure source of cash compensation for the Name Executive Officer.  Base salary was paid in equal bi-weekly installments and was not contingent upon Company performance.  Adjustments to base salary consider the individual’s overall performance, contribution to the business and internal and external comparisons.  We believe the base salaries of our Named Executive Officers should provide competitive, fixed compensation to attract and retain exceptional executive talent.

Incentive Compensation

Each Named Executive Officer participated in an annual incentive compensation plan that provided an opportunity to earn additional compensation based on Company performance.   The annual incentive compensation plans are discussed further below under the sections entitled “Former CEO Incentive Plan.” We believe that an annual incentive compensation plan encourages and rewards our Named Executive Officers for achievement of annual financial, operational and strategic performance goals.  The potential amount received by a Named Executive Officer varies to the degree we achieve our annual financial performance goals and the extent to which the respective executive officer contributes to the achievement.

401(k) Plan Contributions

Each Named Executive Office had the right to participate in the 401(k) Profit Sharing Plan sponsored by the Company (the “401(k) Plan”) and was entitled to receive employer contributions to their respective accounts.  The purpose of the 401(k) Plan is to provide a vehicle for employees to accumulate retirement savings, funded in part through employer contributions.  The 401(k) Plan is a defined contribution plan in which all employees of the Company are entitled to participate after meeting certain eligibility requirements.  Eligible participating employees, including our Named Executive Officers, are entitled to make contributions to the 401(k) Plan from their own salaries as well as to receive employer contributions.

During Fiscal Year 2020, all employees participating in the 401(k) Plan, including our Named Executive Officers, were eligible to receive a matching employer contribution equal to 50% of the first 6% contributed by an employee from his or her base salary for the fiscal year.  No additional discretionary employer contributions to the 401(k) Plan were made during Fiscal Year 2020.

Insurance and Disability Benefits

We provide our Named Executive Officers with basic life, health, dental and disability coverage benefits.  These benefits are the same as those provided to other employees within the organization.

Perquisites

The Company generally does not provide additional or special executive-only benefits that are not part of our standard compensation practices or used to address special circumstances such as relocations.

Description of Former CEO Incentive Plan

Pursuant to the terms of his employment agreement, Mr. Hollenberg was eligible for the following bonuses for the fiscal year ended September 30, 2019 (“Fiscal Year 2019”) and Fiscal Year 2020 (collectively, the “Former CEO Incentive Plan”):

•
Fiscal Year 2019 Bonus (the “2019 Bonus”).   The 2019 Bonus shall be the amount that is one percent (1%) of the 2019 Adjusted Net Income (as defined below) from the first date of employment until September 30, 2019. The term “2019 Adjusted Net Income” means the net profit or net loss, as the case may be, of the Company from the first day of employment until the end of the 2019 Fiscal Year less a prorated $4,000,000 for the number of days employed during the 2019 Fiscal Year.

•
2020 Fiscal Year Bonus (the “2020 Bonus”).   The 2020 Bonus shall be the amount that is one percent (1%) of the 2020 Adjusted Net Income (as defined below). The term “2020 Adjusted Net Income” means the net profit or net loss, as the case may be, of the Company for the 2020 Fiscal Year less $4,000,000.

•
EBIDTA Bonus. During Fiscal Year 2019 and the Fiscal Year 2020, for each fiscal quarter that the Company’s  EBITDA is in the top twenty-five percent (25%) of the Christianson Benchmarking Survey for the Company’s peer group, Mr. Hollenberg will be entitled to receive a $20,000 bonus payable within thirty (30) days after receipt of the survey from Christianson by the Company (the “EBIDTA Bonus”).

Pursuant to the terms of the Former CEO Incentive Plan, all determinations and calculations of the 2019 Bonus and 2020 Bonus must be based upon the audited financial statements of the Company for Fiscal Year 2019 and Fiscal Year 2020.  The Former CEO Incentive Plan also required that Mr. Hollenberg be employed by the Company on the last day of the respective fiscal year in order to be eligible to receive the 2019 Bonus or the 2020 Bonus. Our Compensation Committee believed that the structure of the Former CEO Incentive Plan encourage and reward Mr. Hollenberg for his individual contribution to Company-wide performance.

Analysis of Fiscal Year 2020 Compensation Decisions for Former CEO Hollenberg

Base Salary

In connection with the negotiation of Mr. Hollenberg employment agreement which was effective March 4, 2019 (the “Former CEO Employment Agreement”), the Compensation Committee reviewed information regarding base salaries of principal executive officers of other renewable fuel firms operating primarily in the Midwest as a means of assessing the market value for such executives in the industry.  However, in light of the significant economic hardship faced by the ethanol industry, there was no attempt to position Mr. Hollenberg’s base salary at any given point within the range of salaries reviewed given that many of the salaries reviewed were established during times of greater economic prosperity within the ethanol industry. The Former CEO Employment Agreement provided for an annual base salary of $200,000 and Mr. Hollenberg did not receive any increase in base salary for Fiscal Year 2020.

Incentive Compensation

During Fiscal Year 2019, Mr. Hollenberg participated in the Former CEO Incentive Plan.  In accordance with the terms of the Former CEO Incentive Plan applicable to the 2019 Bonus, Mr. Hollenberg did not receive any 2019 Bonus based on the fact that the Company recorded a net loss in Fiscal Year 2019 as set forth in our Annual Report.  Also, in accordance with the terms of the Former CEO Incentive Plan applicable to the EBIDTA Bonus, Mr. Hollenberg did not receive any EBIDTA Bonus during Fiscal Year 2019 as the Company failed to meet the objective requirements necessary for Mr. Hollenberg to earn any EBIDTA Bonus.

In Fiscal Year 2019, since we reported a net loss as set forth in our Annual Report, Mr. Hollenberg did not receive any 2019 Bonus.  Mr. Hollenberg also did not receive any EBIDTA Bonus in Fiscal Year 2019 since the Company did not meet the applicable performance metrics for an EBITDA Bonus during any quarter during Fiscal Year 2019.

Mr. Hollenberg did not receive a 2020 Bonus or an EBITDA Bonus for Fiscal Year 2020 under the Former CEO Incentive Plan as Mr. Hollenberg ceased serving as our President and Chief Executive Officer effective January 17, 2020.  See the “Summary Compensation Table” in the “Executive Compensation” section below and the section below entitled “Executive Compensation – Agreements with Our Executive Officers – Hollenberg Separation Agreement” for additional information regarding the resignation of Mr. Hollenberg and the payments made to Mr. Hollenberg in connection with his resignation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the compensation discussion and analysis set forth in this Proxy Statement with management, and, based on that review and discussion, recommended to the directors that the compensation discussion and analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Jeff Taylor	Dan Heard
William Couser	James Krause
Rick Vaughan	Marvin Stech
Robert E. Brummels

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to or earned by our Named Executive Officers in Fiscal Year 2020 and the two preceding fiscal years.

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Seth Harder, President and Chief Executive Officer[1]	2020	--	--	$160,000	[2]	$160,000
		--	--	--		--
	2018	--	--	--		--
Michael Hollenberg, Former President and Chief Executive Officer[3]	2020	$74,231	$0	$111,880	[4]	$186,111
	2019	$107,692	$0	$6,462	[5]	$114,154
	2018	--	--	--		--
Jeff Kistner, Interim Chief Financial Officer	2020	--	--	$175,338	[6]	$175,338
	2019	--	--	$45,544	[6]	$45,544
	2018	--	--	--		--

[1]	Mr. Harder was appointed the President and Chief Executive Officer of the Company effective January 17, 2020.
[2]
The amount reflected represents payments made to Husker Ag or HALE, respectively, for Mr. Harder’s services pursuant to the terms of the Management Agreement and Restated Management Agreement as allocated by Husker Ag and HALE to the CEO services provided by Mr. Harder to the Company.  See section below entitled “Agreements with Our Executive Officers – CEO Management Services Agreement” for additional details on the terms of the Management Agreement and Restated Management Agreement.

[3]
Mr. Hollenberg was appointed as our President and Chief Executive Officer effective March 4, 2019 and he ceased serving as our President and Chief Executive Officer effective January 17, 2020 therefore, the amounts set forth in this “Summary Compensation Table” for Fiscal Year 2019 and Fiscal Year 2020 reflect less than full year amounts.

[4]
The amount reflected includes a pro-rated portion of the $1,000 per month car allowance payable to Mr. Hollenberg pursuant to the terms of the Former CEO Employment Agreement in an amount equal to $5,077. The amount reflected also includes the following amounts paid to Mr. Hollenberg pursuant to the terms of the Separation Agreement between the parties: (i) a severance payment in the amount of $100,000 less standard tax and other applicable withholdings, and (ii) a payment of $6,803 for accrued but unused paid time off. See the section below entitled “Executive Compensation – Agreements with Our Executive Officers – Hollenberg Separation Agreement” for additional information regarding the resignation of Mr. Hollenberg and the payments made to Mr. Hollenberg in connection with his resignation

[5]	The amount reflected represent a pro-rated portion of the $1,000 per month car allowance payable to Mr. Hollenberg pursuant to the terms of the Former CEO Employment Agreement.
[6]
The amounts reflected represent payments made to Flag Leaf Financial Management Inc. for Mr. Kistner’s services pursuant to the terms of the Professional Services Agreement between the Company and Flag Leaf Financial Management Inc. and include payments related to travel reimbursements.  See section below entitled “Agreements with Our Executive Officers – CFO Services Agreement” for additional details on the terms of the Professional Services Agreement.

Grants of Plan-Based Awards Tables for Fiscal Year 2020

The following table sets forth information concerning the additional compensation potentially available to our Named Executive Officers during Fiscal Year 2019 under the Company Incentive Plan and the Former CEO Incentive Plan.

Estimated Potential Payouts Under Non-Equity Incentive Plan Awards
Named Executive Officer	Threshold[1]	Target	Maximum
Michael Hollenberg	$0 (2020 Bonus) $0 (EBITDA Bonus)	$0 (2020 Bonus) [2] $80,000 (EBITDA Bonus) [4]	$0 (2020 Bonus) [3] $80,000 (EBITDA Bonus) [5]

[1]
The terms of the Former CEO Incentive Plan in effect for Fiscal Year 2020 did not designate a minimum amount of additional compensation that would be paid based on achieving a minimum or “threshold” level of company profitability or applicable performance metrics for either the 2020 Bonus or the EBITDA Bonus.

[2]
The Former CEO Incentive Plan applicable to the 2020 Bonus did not designate a specific amount of additional compensation that would be paid based on achieving a designated or “targeted” level of Company profitability and therefore, the target amount set forth above reflects the actual amount paid to Mr. Hollenberg under the Former CEO Incentive Plan with respect to the 2020 Bonus (an amount equal to $0) which amount is also set forth in the “Summary Compensation Table” above.  Since Mr. Hollenberg ceased serving as our President and Chief Executive Officer effective January 17, 2020, Mr. Hollenberg did not receive any 2020 Bonus payment.

[3]	The terms of the Former CEO Incentive Plan applicable to the 2020 Bonus did not set any maximum payment amount.
[4]
The terms of the Former CEO Incentive Plan applicable to the EBIDTA Bonus contemplated a target EBITDA Bonus in an aggregate amount of $80,000 payable $20,000 each fiscal quarter in which the Company’s EBIDTA fell within the top 25% of the Christianson Benchmarking Survey for the Company’s peer group. Since Mr. Hollenberg ceased serving as our President and Chief Executive Officer effective January 17, 2020, Mr. Hollenberg did not receive any 2020 Bonus payment.

[5]
The terms of the Former CEO Incentive Plan applicable to the EBIDTA Bonus contemplated a maximum EBITDA Bonus in the amount of $80,000 payable $20,000 each fiscal quarter in which the Company satisfied the applicable performance metrics.

Agreements with Our Executive Officers

CEO Management Services Agreement

Effective January 15, 2020 the Company entered into a Management Services Agreement (the “Management Agreement”) with Husker Ag, LLC (“Husker Ag”) for management services pertaining to the Company’s ethanol facility.  Pursuant to the terms of the Management Agreement, Husker Ag agreed to provide the Company with individuals to serve as General Manager, Environmental and Safety Manager and Commodity Risk Manager who will perform the respective management services for each such position.  Mr. Harder was appointed as our General Manager, President and Chief Executive Officer in connection with our execution of the Management Agreement.

The initial term of the Management Agreement was four months from January 15, 2020 and therefore would have expired on May 15, 2020.  However, as discussed below, the Management Agreement was replaced and superseded by the Restated Management Agreement effective April 1, 2020.  During the initial term, the Management Agreement required that the Company pay Husker Ag a monthly fee of $36,000 for the management services and thereafter that the parties had to mutually agree upon the compensation for any renewal term prior to the expiration of the then-current term.

Effective April 1, 2020, the Company entered into an Amended and Restated Management Services Agreement (the “Restated Management Agreement”) with HALE, an affiliate of Husker Ag, which replaced and superseded the Management Agreement.  Pursuant to the terms of the Restated Management Agreement, HALE will provide management services to the Company’s ethanol facility located in Nevada, Iowa, including providing the Company with individuals to (a) serve as General Manager, Environmental and Safety Manager, Commodity Risk Manager, and to fill such other positions as may be necessary from time to time; and (b) perform the respective management services for each such position.

The initial term of the Restated Management Agreement is twelve months from April 1, 2020.  Upon expiration of the initial term, the Restated Management Agreement will automatically renew for one-year periods unless either party provides notice of non-renewal at least ninety days prior to the expiration of the then-current term.  Either party may terminate the Restated Management Agreement for cause as defined in the Restated Management Agreement.  In the event of a change of control event pursuant to which a third party other than HALE or Husker Ag acquires control of the Company, either party has the right to terminate the Restated Management Agreement upon ninety days written notice.

During the initial term, the Restated Management Agreement provides that the Company will pay HALE a monthly fee of $36,000 for the management services.  The parties shall mutually agree upon the compensation for any renewal term prior to the expiration of the then-current term.  In the event the parties are unable to agree upon compensation for any renewal term, the Company shall pay HALE, on a monthly basis, an amount equal to 50% of the total salary, bonuses, benefits, expenses and costs incurred by the HALE and Husker Ag employees performing the services.  The monthly payment will be paid on an estimated basis with a true up calculation and payment occurring as soon as possible at the end of the applicable fiscal year.

During Fiscal Year 2020, the Company made payments to Husker Ag or HALE pursuant to the terms of the Management Agreement and Restated Management Agreement, respectively, which were allocated by Husker Ag or HALE to Mr. Harder for the CEO services he provided to the Company, in the amount of $160,000.  HALE has determined that $180,000 of the aggregate $432,000 annual fee payable to HALE by the Company pursuant to the Restated Management Agreement should be allocable to the CEO services provided to the Company by Mr. Harder, subject to reasonable adjustment based on the level of CEO services required by the Company.  For instance, during the first several months following the acquisition of control of the Company by HALE, HALE allocated a greater portion of the monthly fees payable by the Company to HALE under the Restated Management Agreement to Mr. Harder due to the additional transition services provided.

Former CEO Employment Agreement – Michael Hollenberg

In connection with the appointment of Michael Hollenberg as the Company’s President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Hollenberg March 4, 2019 as amended December 13, 2019 (the “Former CEO Employment Agreement”).  Under the terms of the Former CEO Employment Agreement, Mr. Hollenberg was entitled to an annual base salary of $200,000 and a $1,000 monthly vehicle allowance.  Mr Hollenberg also had the right to participate in the other fringe benefits available to employees of the Company such as medical, dental, disability or life insurance programs, 401(k) plans or other retirement programs or plans.

The Former CEO Employment Agreement commenced March 4, 2019 and remained in effect until terminated in accordance with its terms.  The Former CEO Employment Agreement provided that it would terminate automatically upon the death or “total disability” (as defined in the Former CEO Employment Agreement) of Mr. Hollenberg. The Former CEO Employment Agreement also provided that it could be terminated by the Company for “cause” (as defined in the Former CEO Employment Agreement), or by Mr. Hollenberg in the event of any uncured breach of the Employment Agreement by the Company.  Both the Company and Mr. Hollenberg also had the right to elect to terminate the Former CEO Employment Agreement at any time, for any reason or for no reason, effective thirty (30) days after giving written notice to the other party.

Pursuant to the terms of the Former CEO Employment Agreement, under certain circumstances, Mr. Hollenberg was entitled to severance payments in the event of a Change of Control. For purposes of the Former CEO Employment Agreement, the term “Change of Control” was defined as any sale or transfer by the Company of all, or substantially all, of its assets; or any transfer to, or hiring of, an outside third party to provide operational and/or management control via contract or similar arrangement.  Upon the consummation of a Change of Control pursuant to which (i) the third party did not assume the Former CEO Employment Agreement or the third party offered employment to Mr. Hollenberg at a 20% reduction in his compensation or eliminated and/or diminished his essential duties as CEO and (ii) Mr. Hollenberg resigned in connection with the Change of Control, the Former CEO Employment Agreement obligated the Company to pay Mr. Hollenberg severance in an amount equal to six months of his then current base salary (the “CEO Severance Pay”).  If upon the consummation of a Change of Control, the third party assumed the Former CEO Employment Agreement but Mr. Hollenberg’s employment with such third party did not extend for six months following the consummation of the Change of Control (i.e. a four month transition period), the Company was required to pay Mr. Hollenberg a prorated portion of the CEO Severance Pay.  If Mr. Hollenberg’s employment with the third party continued for a period of six months following the consummation of the Change of Control, Mr. Hollenberg had no right to any CEO Severance Pay.

In connection with the execution of the Management Agreement with Husker Ag, LLC, Mr. Hollenberg resigned as our President and Chief Executive Officer effective January 17, 2020 and the Former CEO Employment Agreement terminated accordingly. In connection with his resignation, we entered into a Separation Agreement with Mr. Hollenberg.  See section above entitled “Analysis of Fiscal Year 2020 Compensation Decisions for CEO Hollenberg – Separation Agreement” and the section below entitled “Executive Compensation – Agreements with Our Executive Officers – Hollenberg Separation Agreement” for additional information regarding the resignation of Mr. Hollenberg and the payments made to Mr. Hollenberg in connection with his resignation.

Hollenberg Separation Agreement

In connection with the resignation of Michael Hollenberg as the Company’s President and Chief Executive Officer, on January 17, 2020, Mr. Hollenberg and the Company entered into a Separation Agreement (the “Hollenberg Separation Agreement”) which became effective January 25, 2020. Mr. Hollenberg remained an employee of the Company until February 16, 2020 in satisfaction of the thirty (30) day notice of termination required pursuant to the terms of the Former CEO Employment Agreement.  During such thirty-day period, Mr. Hollenberg continued to receive his base compensation, 401(k) plan contributions and health benefits.

Under the Hollenberg Separation Agreement, Mr. Hollenberg received (i) a severance payment in the amount of $100,000 less standard tax and other applicable withholdings (the “Severance Payment”) and (ii) a payment of $6,803 for accrued but unused paid time off (the “PTO Payment”).  In addition, the Hollenberg Separation Agreement provided that, if qualified, for a period of six months or until Mr. Hollenberg began equivalent employment, whichever is shorter, the Company had to provide health insurance to Mr. Hollenberg under the Company’s plan pursuant to and subject to Mr. Hollenberg’s right to COBRA continuation coverage if Mr. Hollenberg timely elected such coverage.  The Company also agreed to pay reasonable expenses for Mr. Hollenberg’s travel, lodging and entrance fee for the 2020 National Ethanol Conference in February 2020 to be held in Houston, Texas.  Mr. Hollenberg did not attend the 2020 National Ethanol Conference and therefore, the Company did not make any payments to Mr. Hollenberg relating to this conference.  See the “Summary Compensation Table” above under the section entitled “Executive Compensation” for additional details regarding the payments made to Mr. Hollenberg pursuant to the Hollenberg Separation Agreement.

Pursuant to the terms of the Hollenberg Separation Agreement, Mr. Hollenberg agreed to remain available through January 15, 2021 to consult with the Company, as reasonably requested, regarding certain matters in which Mr. Hollenberg was involved or about which he may have knowledge.  The Company agreed to pay Mr. Hollenberg for such consulting services at an hourly rate of $200 per hour plus reimbursement of out-of-pocket costs and expenses.  The Company did not engage Mr Hollenberg for any consultation services pursuant to the Hollenberg Separation Agreement.

The Hollenberg Separation Agreement contains a general release and waiver of claims pursuant to which Mr. Hollenberg agrees to release the Company and certain other parties from any and all claims, charges, causes of action and damages arising on or prior to his execution of the Hollenberg Separation Agreement. In consideration for the general release, the Company released Mr. Hollenberg from certain non-competition restrictions set forth in his employment agreement; however, Mr. Hollenberg will continue to be bound by the non-solicitation, confidentiality and other post-termination provisions set forth in his employment agreement.

CFO Services Agreement

Effective July 31, 2019, we entered into a Professional Services Agreement (the “CFO Services Agreement”) with  Flag Leaf Financial Management Inc. (“Flag Leaf”) pursuant to which Flag Leaf provides CFO services in connection with our annual audit, SEC filings, reports to members, lender reporting and tax filings along strategic planning, forecasting and budgeting and day-to-day leadership and oversight of our financial department.  The CFO Services Agreement has an initial term which expires January 31, 2020 and automatically renews for two six month terms unless terminated by either the Company or Flag Leaf.  Either party may terminate the CFO Services Agreement for any reason, or for no reason, upon thirty (30) days prior written notice to the other party.

Pursuant to the terms of the CFO Services Agreement, we pay Flag Leaf as an independent contractor on a retainer basis based on the estimated amount of time to be devoted to the Company which was $10,000 per month for the initial four months of the term and then $8,500 per month for the next three months.  The CFO Services Agreement provides that the monthly retainer for any services provided following the initial seven months shall be mutually agreed to by the parties.  In January 2020, the Company and Flag Leaf mutually agreed to a $15,000 month retainer through March 2020.  Effective March 2020, the Company and Flag Leaf mutually agreed to a $8,000 month retainer which remains in effect until otherwise agreed to by the parties. The Company will also reimburse Flag Leaf for expenses incurred while performing services under the CFO Services Agreement.

Change of Control or Severance Agreements

The Company does not have any change of control or severance agreements or similar obligations other than the obligations to Mr. Hollenberg with respect to the CEO Severance Pay and Severance Payment discussed above under the sections entitled “Former CEO Employment Agreement” and “Hollenberg Separation Agreement”

Potential Payments upon Termination or Change-in-Control

During Fiscal Year 2020, the only compensation program component of the Company that provided for potential payments upon termination of employment or upon a change-in-control were set forth in the Former CEO Employment Agreement for Mr. Hollenberg.  Mr. Hollenberg ceased serving as an executive officer of the Company prior to the filing of this Proxy Statement and therefore, the disclosures below are limited to the payments actually made to Mr. Hollenberg upon the occurrence of the triggering event.

Hollenberg Termination and Change-in-Control Payments

Pursuant to the terms of the Former CEO Employment Agreement, under certain circumstances, Mr. Hollenberg was entitled to severance payments in the event of a Change of Control. For purposes of the Former CEO Employment Agreement, the term “Change of Control” means any sale or transfer by the Company of all, or substantially all, of its assets; or any transfer to, or hiring of, an outside third party to provide operational and/or management control via contract or similar arrangement.   See section above entitled “Former CEO Employment Agreement” for additional disclosure on the terms of the Former CEO Employment Agreement.

Effective January 15, 2020 the Company entered into a Management Services Agreement (the “Management Agreement”) with Husker Ag, LLC (“Husker Ag”) for management services pertaining to the Company’s ethanol facility located in Nevada, Iowa.  Pursuant to the terms of the Management Agreement, Husker Ag agreed to provide the Company with individuals to serve as General Manager, Environmental and Safety Manager and Commodity Risk Manager and to perform the respective management services for each such position.

In connection with the execution of the Management Agreement, effective January 17, 2020, Michael Hollenberg ceased serving as the Company’s President and Chief Executive Officer.  Pursuant to the Former CEO Employment Agreement, Mr Hollenberg was entitled to severance under certain circumstances in connection with a “Change of Control.”  As noted above, the Former CEO Employment Agreement defined a “Change of Control” to include any transfer to, or hiring of, an outside third party to provide operational and/or management control, via contract or similar arrangement. The execution of the Management Agreement constituted such a Change of Control and therefore, since Mr. Hollenberg was not retained in connection with the Change of Control, he was entitled to and did resign from the Company effective January 17, 2020.  Pursuant to the terms of the Former CEO Employment Agreement, the Company was therefore obligated to make a severance payment to Mr. Hollenberg in an amount equal to six months of his base salary as of the date of his resignation.

Mr. Hollenberg resigned as our President and Chief Executive Officer effective January 17, 2020.  In connection with his resignation, the Company and Mr. Hollenberg entered into the Hollenberg Separation Agreement pursuant to which Mr. Hollenberg received a severance payment in the amount of $100,000 less standard tax and other applicable withholdings and a payment of $6,803 for accrued but unused paid time off.  In addition, we agreed to provide continuing health insurance coverage and to pay reasonable expenses for Mr. Hollenberg’s travel, lodging and entrance fee for the 2020 National Ethanol Conference in February 2020.  See section above entitled “Hollenberg Separation Agreement” for additional details on the term of the Hollenberg Separation Agreement and the “Summary Compensation Table” above under the section entitled “Executive Compensation” for additional details regarding the payments made to Mr. Hollenberg pursuant to the Hollenberg Separation Agreement.

Mr. Hollenberg remained an employee of the Company until February 16, 2020 in satisfaction of the thirty (30) day notice of termination required pursuant to the terms of the Former CEO Employment Agreement.  During such thirty-day period, Mr. Hollenberg  continued to receive his base compensation, 401(k) plan contributions and health benefits.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during Fiscal Year 2020, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a director or a member of a compensation committee of any entity that has one or more executive officers serving as one of our directors or as a member of the Compensation Committee.

Chief Executive Officer Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Seth Harder, our Chief Executive Officer at the end of Fiscal Year 2020 (our “CEO”).

The CEO pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.  For Fiscal Year 2020, the ratio of the annual total compensation of our CEO to the annual total compensation of the medial employee was as follows:

	Total Annual Compensation
Chief Executive Officer	$180,000	[1]
Median Employee	$42,082
CEO Pay Ratio	4:1
[1] See discussion of the annualization of the total annual compensation of our CEO for Fiscal Year 2020 since he did not commence serving as our CEO until January 17, 2020 set forth in Step 4 below.

To identify the median of the annual total compensation of all the Company’s employees, as well as to determine the annual total compensation of our median employee and our CEO, the Company took the following steps:

1.
The Company determined that, as of September 30, 2020, the last day of Fiscal Year 2020, our employee population consisted of thirty-three individuals with all of these individuals located in the United States. This population consisted of our full-time and part-time employees.  The Company selected September 30, 2020, which is the last day of our Fiscal Year 2020 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

2.
To identify the median employee from our employee population, the Company calculated the amount of the total cash compensation earned during Fiscal Year 2020 as reflected in our payroll records which was consistently applied to all of our employees, excluding our CEO, who were employed by us on September 30, 2020 (whether employed on a full-time or part-time basis). The Company believes the use of total cash compensation earned by our employees is a consistently applied compensation measure because the Company does not distribute equity awards to employees.  For purposes of calculating the total cash compensation earned, we included the following for each of our employees in the calculation: (i) actual base salary paid (in the case of hourly workers, base salary paid included overtime pay), (ii) cash bonuses earned for Fiscal Year 2020 and (iii) paid time off.  The Company did not perform any full-time equivalency adjustments for part-time or temporary employees or annualize for employees hired throughout the year with the exception of our CEO as noted in the footnote to the table above and in Item 4 below.

3.
The Company identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the median employee.

4.
Since our CEO did not commence serving as our CEO until January 17, 2020, the Company annualized the total compensation of our CEO as if he had served as our CEO for all of Fiscal Year 2020.  The annualized amount is based on a determination by HALE that $180,000 of the aggregate $432,000 annual fees payable to HALE by the Company pursuant to the Restated Management Agreement is allocable to the CEO services provided to the Company.  However, during the first several months following the acquisition of control of the Company by HALE, HALE allocated a greater portion of the monthly fees payable by the Company to the CEO services due to the additional transition services necessitated following the change of control transaction.  Therefore, the amount set forth in the CEO Pay Ratio table above does not reflect a straight-line annualization of the total compensation amount reported in the “Summary Compensation Table” in this Proxy Statement set forth above.

The pay ratio disclosed above was calculated in accordance with SEC rules based upon the Company’s reasonable judgment and assumptions using the methodology described above. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by the Company in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to the Company’s estimated pay ratio as disclosed above.

PROPOSAL 1
CONDUCT AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our members with the opportunity to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC compensation disclosure rules.

As described more fully in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement, our compensation policies are designed to align our executives' compensation with both our business objectives and the interests of our members. We also seek to provide compensation policies that attract, motivate and retain key executives who are critical to our success. A significant portion of the compensation we provide to our executives is directly related to our financial performance and member value.

We urge our members to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for a more thorough discussion of our compensation philosophy, including the design and objectives of our elements of compensation. We also recommend that our members review the application of our compensation philosophy and the elements of compensation provided to each Named Executive Officer as reflected in the discussion and tables included in the “Executive Compensation” section of this Proxy Statement.

We believe that our compensation policies and procedures are reasonable based on the size and complexity of the Company and its operations and that our executive compensation policies are designed appropriately and are functioning as intended to produce long-term value for our members. Accordingly, we are asking our members to approve the overall application of our compensation policies to our Named Executive Officers through this advisory vote. The vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our Named Executive Officers and the policies and procedures described in this Proxy Statement.

For the reasons stated above, our directors recommend that members vote “FOR” the following advisory resolution at our 2021 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Proxy Statement for our 2021 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative discussion, is hereby APPROVED.”

Advisory Vote

As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our Named Executive Officers, or otherwise. However, the Compensation Committee and our directors expect to take into account the outcome of the member advisory vote when considering future executive compensation decisions.

Vote Required

Assuming a quorum is represented at the 2021 Annual Meeting, the affirmative vote of a majority of the units represented at the 2021 Annual Meeting and entitled to vote on the matter is required for the approval of the proposal. In accordance with Section 6.6 of our Operating Agreement, abstentions will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted as votes cast against Proposal 1.

OUR DIRECTORS RECOMMEND THAT THE MEMBERS VOTE “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our directors and the Audit Committee have selected RSM US LLP (“RSM”) as the Company’s independent registered public accounting firm (sometimes referred to in this Proxy Statement as our “independent auditor”) for the fiscal year ending September 30, 2021, and our directors are asking the members to ratify that selection.  RSM has served as our independent registered public accounting firm since October 2005.  Although the engagement, retention and supervision of the Company’s independent registered public accounting firm is within the authority of our directors and the Audit Committee, the directors consider the selection of the auditor to be an important matter of member concern and are submitting the selection of RSM for ratification by the members as a matter of good corporate practice.

One or more representatives of RSM are expected to be virtually present at the 2021 Annual Meeting and will have the opportunity to make a statement at the meeting if they desire to do so, and are also expected to be available to respond to appropriate questions.

Disclosure of Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by RSM for the audit of our annual financial statements for the fiscal years ended September 30, 2020 and 2019 and fees billed for other services rendered by RSM during those periods:

	Year Ended September 30,
	2020	2019
Audit Fees	$115,770	$92,295
Tax Fees	$174,569	$64,675
TOTAL	$290,339	$156,970

Audit Fees.  The audit fees were billed for the audit by RSM of our annual financial statements and review of the financial statements included in our quarterly reports on Form 10-Q or services that are normally provided by RSM in connection with statutory and regulatory filings or engagements.

Tax Fees.  The tax fees were billed for services rendered by RSM for tax compliance, tax advice and tax planning.  The nature of the services comprising the tax fees was for year-end tax preparation of the partnership return and associated K-1's.  Tax fees also include services provided relating to research and development tax credits and refund opportunities for state and local sales and use taxes ($127,000 and $34,750 in Fiscal Year 2020 and Fiscal Year 2019, respectively).

Our Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of RSM.

Pre-Approval of Audit and Non-Audit Services

As set forth in the charter of the Audit Committee, it is the policy of the Company that all audit and non-audit engagements of RSM are pre-approved by the Audit Committee.

Vote Required

Assuming a quorum is represented at the 2021 Annual Meeting, The affirmative vote of a majority of the units represented in person or by proxy at the 2021 Annual Meeting, assuming a quorum is present, is required for the approval of the proposal.  Abstentions or proxies or ballots marked to “withhold authority” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted as votes cast for or against Proposal 2.

OUR DIRECTORS RECOMMEND THAT MEMBERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2021.

AUDIT COMMITTEE REPORT

Members should be aware that under Securities and Exchange Commission rules, the following report issued by the Audit Committee relating to certain of its activities during Fiscal Year 2020 is not considered “filed” with the Securities and Exchange Commission under the Securities Exchange Act of 1934, and is not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless specifically referenced.

Our directors have the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company.  The Audit Committee's general purpose is to assist our directors in fulfilling their responsibilities by overseeing the accounting and financial reporting processes of the Company, the audits of our financial statements, the qualifications and performance of the independent registered public accounting firm engaged as our independent auditor, and the performance of our internal accounting, financial reporting and auditing processes.

The Audit Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities.  Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations.  Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company’s system of internal control.  The Company’s independent auditor, RSM, is responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements and related footnotes for the fiscal year ended September 30, 2020, and the independent auditor's report on those financial statements, with the Company’s management and with RSM.  Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has discussed with RSM the matters required to be discussed by the Public Company Accounting Oversight Board and the Securities and Exchange Commission.  The Audit Committee has also received the written disclosures and the letter from RSM required by applicable requirements of the Public Company Accounting Oversight Board regarding RSM communications with the Audit Committee concerning independence, and has discussed with RSM that firm's independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2020.

AUDIT COMMITTEE

Jeff Taylor	Dan Heard
William Couser	James Krause
Rick Vaughan	Marvin Stech
Robert E. Brummels

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table provides certain information as of January 18, 2021 with respect to the unit ownership of: (i) each director of the Company, (ii) each Named Executive Officer of the Company (as defined in the section entitled “Compensation Discussion and Analysis” above), (iii) all current officers and directors of the Company as a group, (iv) certain former directors and executive offices who served as directors or executive officers during a portion of Fiscal Year 2020, and (v) each person or group (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who was known by the Company to be the beneficial owner of more than 5% of our outstanding units.  The percentages in the table below are based on 42,049 Common Units, 56,086 Class A Units and 6,987 Class B Units outstanding on January 18, 2021.  No family relationships exist among our directors and executive officers.

Title of Class	Name of Beneficial Owner[1]	Amount and Nature of Beneficial Ownership[2]	Percent of Class

Directors and Executive Officers:
Common Units	Jeff Taylor, Elected Director and Chairman	701 Common Units [3]	1.67%
Class B Units	Jeff Taylor, Elected Director and Chairman	1,249 Class B Units[4]	17.88%
Common Units	William Couser, Elected Director, Vice Chairman and Secretary	413 Common Units [5]	0.98%
--	Rick Vaughan, Elected Director and Treasurer	-0-	--
--	Robert E. Brummels, Class A Director[6]	-0-	--
--	Dan Heard, Class A Director[6]	-0-	--
--	James Krause, Class A Director[6]	-0-	--
--	Marvin Stech, Class A Director[6]	-0-	--
--	Seth Harder, General Manager, President and Chief Executive Officer[7]	-0-	--
Class B Units	Jeff Kistner, Interim Chief Financial Officer	165 Class B Units[8]	2.36%
All Directors and Executive Officers as a Group:
Common Units		1,114 Common Units	2.65%
Class B Units		1,414 Class B Units	20.24%
5% Beneficial Owners:
Class A Units	HALE, LLC	56,086 Class A Units	100%

[1]	The address for all of our directors and executive officers is the address of the Company’s principal executive offices located at 59511 W. Lincoln Highway, Nevada, Iowa 50201.
[2]	Unless otherwise indicated by a footnote, all of the units are directly owned by the listed individual or jointly owned with their spouse and are not pledged as security by the listed individual.
[3]
One hundred (100) of the Common Units are held in a family limited partnership and fifty (50) of the Common Units are held by children of Mr. Taylor for which he may be deemed to be an indirect benefical owner.

[4]	Fifty (50) of the Class B Units are held in a family limited partnership.
[5]	All of the units are pledged as security by Mr. Couser.
[6]	Appointed as a Class A Director effective April 1, 2020.
[7]	Mr. Harder was appointed as our General Manager, President and Chief Executive Officer effective January 17, 2020.
[8]
The Class B Units are held by LKPK Holdings, LLC, a Nebraska limited liability company ("LKPK"). Mr. Kistner serves as President of LKPK. LKPK is owned 100% by Flag Leaf Financial Management, Inc., a Nebraska corporation ("Flag Leaf") and Mr. Kistner owns 100% of Flag Leaf.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act and the rules of the SEC require our directors, certain officers and beneficial owners of more than 10% of our outstanding units to file reports of their ownership and changes in ownership of our units with the SEC. Company employees generally prepare these reports on behalf of our executive officers on the basis of information obtained from them and review the forms submitted to us by our non-employee directors and beneficial owners of more than 10% of the units.  Based on such information, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by our directors, officers and beneficial owners of more than 10% of the units during or with respect to Fiscal Year 2021 were filed on time except that (i) Mr. Stech did not timely file a Form 3 in connection with his appointment as a Class A Director effective April 1, 2020; however, Mr. Stech filed his Form 3 on April 13, 2020 reporting that Mr. Stech does not beneficially own any units of the Company and (ii) Mr. Taylor did not timely file a Form 4 relating to the purchase of Class B Units purchased pursuant to the Class B Offering, but such Form 4 was subsequently filed on January 20, 2021.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In January 2018, our directors adopted a Related Party Policy which requires that the Nominating and Company Corporate Governance Committee review the material facts of any related party transaction and approve or ratify such transaction.  The Related Party Policy also formalized certain practices and procedures historically followed by our directors relating to the approval of any transaction, arrangement or series of similar transactions, arrangements or relations, including indebtedness or guarantees of indebtedness, with related parties.  Related persons include our directors or executive officers and their respective immediate family members and 5% beneficial owners of our units. Our Related Party Policy exempts any commodity market purchase or sale transactions from the definition of “related party transaction” if such purchase or sale is at the then current market prices and therefore, such transactions do not require review or prior approval.  The Company did not have any related party transactions during Fiscal Year 2020.

MEMBER PROPOSALS FOR THE 2022 ANNUAL MEETING OF MEMBERS

We currently anticipate holding the 2022 annual meeting of members in February or March of 2022.  The Company is not required to consider any proposal or director nomination petition that does not meet the requirements of the SEC and our Operating Agreement and therefore, any member who wishes to submit a proposal or director nomination petition is encouraged to seek independent counsel about the requirements of the SEC and our Operating Agreement.

All proposals and nomination petitions should be directed to the Company’s principal executive office located at 59511 W. Lincoln Highway, Nevada, Iowa, 50201, to the attention of the Company’s Secretary.  We also recommend that proposals and director nomination petitions be sent by electronic means or by certified mail, return receipt requested, or by another means that permits proof of the date of delivery.

Member Proposals to be Considered for Inclusion in the Company’s 2022 Proxy Statement Under SEC Rules

Under applicable SEC rules, including Rule 14a-8 of the Exchange Act, any member proposal to be considered by the Company for inclusion in the proxy materials for the 2022 Annual Meeting of Members must be received by the Secretary of the Company, at 59511 W. Lincoln Highway, Nevada, Iowa 50201, no later than one-hundred and twenty (120) days prior to when we mailed the proxy materials for the preceding year’s annual meeting.  Accordingly, we determined that members must submit proposals related to the 2022 Annual Meeting of Members to the Company by September 23, 2021.  Proposals submitted later than September 23, 2021 will be considered untimely and will not be included in the Company’s proxy statement for the 2022 Annual Meeting of Members.

In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for inclusion of member proposals in company-sponsored proxy materials.  Our directors will review proposals submitted by members for inclusion at our next annual meeting of members and will make recommendations to our directors on an appropriate response to such proposals.  As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included in our proxy materials.

Requirements for Member Proposals to be Brought Before the 2022 Annual Meeting of Members

Pursuant to Rule 14a-4(c) under the Exchange Act, if the Company does not receive advance notice of a member proposal to be brought before its next annual meeting of members in accordance with the requirements of its Operating Agreement or other governing documents, the proxies solicited by the Company may confer discretionary voting authority to vote proxies on the member proposal without any discussion of the matter in the proxy statement.

Section 5.4 of our Operating Agreement provides that written notice of a member proposal or other business a member intends to present at the next annual meeting must be delivered to, or mailed and received at, the principal executive offices of the Company no later than one-hundred and twenty (120) days prior to when we mailed the proxy materials for the preceding year’s annual meeting.  Members must therefore submit notice of any member proposals for the 2022 Annual Meeting of Members to the Company by September 23, 2021.  Proposals submitted later than September 23, 2021 will be considered untimely and will not business that may properly be brought before the 2022 Annual Meeting of Members.

As to each matter the member proposes to bring before the 2022 Annual Meeting of Members, the member’s notice must set forth: (i) a description of the proposal or business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear in the Company’s books, of the member making the proposal; (iii) the number of units beneficially owned by such member, the period of time the member has beneficially owned those units, and a statement that the member intends to continue to hold the units through the date of the annual meeting; (iv) any material interest of the member in the proposal or business; and (v) all other information that would be required to be provided by the member pursuant to Regulation 14A under the Exchange Act if the member has submitted the proposal pursuant to Rule 14a-8 under the Exchange Act.  The Company does not have any obligation to include any such proposal in the proxy statement, proxy or ballot or other proxy materials of the Company.  Our Operating Agreement also provides that the presiding officer at an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the annual meeting and, if he should so determine, such business shall not be transacted.

A copy of our Operating Agreement will be furnished to members without charge upon written request delivered to the Secretary of the Company at the Company’s principal executive office.

Elected Director Nominations

Information regarding the process for members to make Elected Director nominee recommendations or Elected Director nominations for our 2022 Annual Meeting of Members is set forth above under the section entitled “Directors and Corporate Governance – Elected Director Nomination Process.”

OTHER MATTERS

The directors do not intend to bring any other business before the 2021 Annual Meeting, and no member proposals will be able to be made or acted upon at the 2021 Annual Meeting, so the only member actions to be acted upon at the 2021 Annual Meeting will be the vote on the three proposals as described and provided in this Proxy Statement.

By Order of the Directors,

William Couser,
Secretary
Nevada, Iowa
January 21, 2021

LINCOLNWAY ENERGY, LLC
PROXY CARD
2021 ANNUAL MEETING OF MEMBERS

March 2, 2021

The undersigned hereby appoints Jeff Taylor and William Couser, and each of them, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote all of the units of LINCOLNWAY ENERGY, LLC (the “Company”) held of record by the undersigned on January 21, 2021, at the Annual Meeting of Members of the Company to be held on March 2, 2021, and any postponements or adjournments thereof (the “2021 Annual Meeting”), commencing at 6:30 p.m. at the Radisson Hotel Ames Conference Center at ISU, 2609 University Blvd., Ames, Iowa.  Due to the continuing public health impact of the coronavirus (COVID-19) pandemic, recommendations from federal and Iowa authorities and to support the health and well-being of our members, the 2021 Annual Meeting will also be offered in a virtual meeting format for those that feel more comfortable attending virtually.  If you want to attend the meeting virtually, please go to  www.lincolnwayenergy.com, click on the “Investor Relations” tab and then “Annual Meeting 2021” which is where we will post instructions on how to register for and/or access the virtual meeting.

We will continue to monitor the ongoing COVID-19 pandemic and recommendations and orders from federal and Iowa authorities and may determine that it is in the best interest of our members to convert the 2021 Annual Meeting to a virtual only format.  If any such change is made, we will issue a press release announcing the change in advance and file such announcement as additional proxy materials in accordance with Securities and Exchange Commission guidance.  We will also post any such announcement on our website, www.lincolnwayenergy.com on the “Investor Relations” tab under the “Annual Meeting 2021” section.

The proxy when properly executed will be voted as directed by the undersigned member.  If no direction is made, this proxy will be voted “FOR” Proposal 1 approving, on an advisory basis, the compensation of our named executive officers and “FOR” Proposal 2 approving the ratification of RSM US LLP as our independent registered public accounting firm.  The proxies, in their discretion, are further authorized to vote on other matters which may properly come before the 2021 Annual Meeting and any adjournments or postponements thereof.

You must deliver this proxy card to the principal office of the Company at 59511 W. Lincoln Highway, Nevada, Iowa 50201 in person or by mail provided the proxy card must be RECEIVED by the Company before 3:00 p.m. on March 2, 2021 in order to be valid and counted.

If you return your proxy card before the meeting and decide that you want to change your vote, you may revoke your proxy at any time prior to 3:00 p.m. on March 2, 2021 by delivering a written revocation and/or a new proxy card to the Company’s principal office.  You can also revoke your proxy by coming to the 2021 Annual Meeting and delivering a written revocation to any director at any time before the voting results are announced at the meeting.

PLEASE INDICATE YOUR SELECTIONS BY FIRMLY PLACING AN "X" IN THE APPROPRIATE BOX(ES) RELATING TO EACH PROPOSAL WITH BLUE OR BLACK INK

PROPOSAL 1-ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION: Proposal to approve, on an advisory basis, the compensation of our executive officers.  Our directors recommend a vote "FOR" this proposal.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL 2 - VOTE ON RATIFICATION OF SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: Proposal to ratify the selection of RSM US LLP to act as the independent registered public accounting firm for the Company for the fiscal year ending September 30, 2021.  If no voting direction is made below, the proxies will vote your units “FOR” the ratification of RSM US LLP.  Our directors recommend a vote "FOR" this proposal.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PLEASE SIGN, DATE AND RETURN THIS PROXY as soon as possible to Lincolnway Energy, LLC, 59511 W. Lincoln Highway, Nevada, Iowa 50201.

Dated: __________________, 2021

SIGNATURE BLOCK FOR INDIVIDUALS	SIGNATURE BLOCK FOR ENTITY**
OR JOINT OWNERS*	(Corporation, Partnership, Trust, IRA)

(Signature 1)	(PRINTED Entity Name)
Printed Name 1:
(Authorized Signature)

Printed Authorized Name:
(Signature 2)
Printed Name 2:	Title:

*      If units are held jointly, each holder should sign.  Please sign your name exactly as it appears on the unit certificate.
**    Please sign your name exactly as it appears on the unit certificate.  If signing for estates, trusts, corporations, IRAs or partnerships, title or capacity should be stated.